EXHIBIT 99.1

D.P.U. 10-170-B	April 4, 2012

Joint Petition for Approval of Merger between NSTAR and Northeast Utilities, pursuant to G.L. c. 164, § 96.

APPEARANCES:     Robert J. Keegan, Esq.

Donald W. Boecke, Esq.

Keegan Werlin LLP

265 Franklin Street

Boston, Massachusetts 02110

FOR:     NSTAR ELECTRIC COMPANY,

   NSTAR GAS COMPANY, AND NSTAR

   Petitioner

Stephen Klionsky, Esq.

Western Massachusetts Electric Company

100 Summer Street

Boston, Massachusetts 02110

-and-

Robert L. Dewees Jr., Esq.

Nixon Peabody LLP

100 Summer Street

Boston, Massachusetts 02110

FOR:     WESTERN MASSACHUSETTS ELECTRIC

   COMPANY AND NORTHEAST UTILITIES

   Petitioner

D.P.U. 10-170-B	Page ii

Martha Coakley, Attorney General

Commonwealth of Massachusetts

By:       Joseph Rogers

  Sandra Callahan Merrick

  Charlynn R. Hull

  Danielle C. Rathbun

  Jesse Reyes

  Patrick Tarmey

  Assistant Attorneys General

Office of Ratepayer Advocacy

One Ashburton Place

Boston, Massachusetts 02108

  Intervenor

Rachel Graham Evans

Deputy General Counsel

Massachusetts Department of Energy Resources

100 Cambridge Street, Suite 1020

Boston, Massachusetts 02114

FOR:    MASSACHUSETTS DEPARTMENT OF

  ENERGY RESOURCES

  Intervenor

Jo Ann Bodemer, Esq.

Jeffrey M. Bernstein, Esq.

Rebecca Zachas, Esq.

BCK Law, P.C.

One Gateway Center, Suite 809

Newton, Massachusetts 02458

FOR:    CAPE LIGHT COMPACT

  Intervenor

Dennis J. Duffy, Esq.

Vice President

Energy Management, Inc.

20 Park Plaza, Suite 320

Boston, Massachusetts 02116

FOR:    CAPE WIND ASSOCIATES, LLC

  Intervenor

D.P.U. 10-170-B	Page iii

Susan M. Reid, Esq.

Director, CLF Massachusetts

62 Summer Street

Boston, Massachusetts 02110

FOR:    CONSERVATION LAW FOUNDATION

  Intervenor

Jeremy C. McDiarmid, Esq.

Environment Northeast

101 Tremont Street, Suite 401

Boston Massachusetts 02108

FOR:    ENVIRONMENT NORTHEAST

  Intervenor

James O. Hall, Esq.

403 Highland Avenue

Somerville, Massachusetts 02144

FOR:    LOCAL 455, INTERNATIONAL

  BROTHERHOOD OF ELECTRICAL WORKERS

  Intervenor

Robert J. Munnelly, Jr., Esq.

Murtha Cullina LLP

99 High Street, 20th Floor

Boston, Massachusetts 02110

FOR:    JUST ENERGY OF MASSACHUSETTS CORP.

  Intervenor

Nancy Brockway, Esq.

NBrockway & Associates

10 Allen Street

Boston, Massachusetts 02131-3718

FOR:    THE LOW-INCOME ENERGY

  AFFORDABILITY NETWORK, THE

  LOW-INCOME WEATHERIZATION AND

  FUEL ASSISTANCE PROGRAM NETWORK,

  AND THE MASSACHUSETTS ENERGY

  DIRECTORS ASSOCIATION

  Intervenors

D.P.U. 10-170-B	Page iv

Jerrold Oppenheim, Esq.

57 Middle Street

Gloucester, Massachusetts 01930

FOR:    NEW ENGLAND GAS WORKERS

  ASSOCIATION

  Intervenor

Richard A. Kanoff, Esq.

Murtha Cullina LLP

99 High Street, 20th Floor

Boston, Massachusetts 02110

FOR:    NEW ENGLAND POWER GENERATORS

  ASSOCIATION, INC.

  Intervenor

Christopher C. O’Hara

Assistant General Counsel - Regulatory

NRG Energy, Inc.

211 Carnegie Center

Princeton, New Jersey 08540

FOR:    NRG POWER MARKETING LLC AND

  SOMERSET POWER LLC

  Intervenors

Robert Ruddock, Esq.

Smith & Ruddock

50 Congress Street, Suite 500

Boston, Massachusetts 02109

FOR:    POWEROPTIONS, INC.

  Intervenor

Joey Lee Miranda, Esq.

Karla L. Chaffee, Esq.

Robinson & Cole LLP

280 Trumbull Street

Hartford, Connecticut 06103-3597

FOR:    RETAIL ENERGY SUPPLY ASSOCIATION

  Intervenor

D.P.U. 10-170-B	Page v

Robert Ruddock, Esq.

Smith & Ruddock

50 Congress Street, Suite 500

Boston, Massachusetts 02109

FOR:    THE ENERGY CONSORTIUM

  Intervenor

Charles Harak, Esq.

7 Winthrop Square, 4th Floor

Boston, Massachusetts 02110

FOR:    LOCAL 369 OF THE UTILITY WORKERS

  UNION OF AMERICA

  Intervenor

Jeffrey M. Graeber, Esq.

Graeber, Davis & Cantwell, P.C.

15 Cottage Avenue, 4th Floor

Quincy, Massachusetts 02169

FOR:    ENERGY CONSUMERS ALLIANCE OF NEW

  ENGLAND, INC.

  Limited Participant

Lauren Peloquin, Associate Counsel

National Grid USA Service Company, Inc.

40 Sylvan Road

Waltham, Massachusetts 02451

  -and-

Thomas P. O’Neill

Senior Counsel II

National Grid

40 Sylvan Road

Waltham, Massachusetts 02451

FOR:    BOSTON GAS COMPANY, COLONIAL GAS

  COMPANY, MASSACHUSETTS ELECTRIC

  COMPANY, AND NANTUCKET ELECTRIC

  COMPANY EACH D/B/A NATIONAL GRID

  Limited Participant

Mary O’Donnell

54 Grove Street

Kingston, Massachusetts 02364

  Limited Participant

D.P.U. 10-170-B	Page vi

Francis E. Pullaro, Esq.

Executive Director

Renewable Energy New England, Inc.

P.O. Box 383

8 Grove Avenue

Madison, Connecticut 06443

FOR:    RENEWABLE ENERGY NEW ENGLAND, INC.

  Limited Participant

D.P.U. 10-170-B	Page vii

TABLE OF CONTENTS

I.	INTRODUCTION			1
	A.	Introduction		1
	B.	Summary of Findings		2
	C.	Procedural Background		3
	D.	Ruling on Petitions to Intervene		8
		1.	Introduction	8
		2.	Standard of Review	9
		3.	Positions of the Parties	10
		4.	Analysis	12

II.	DESCRIPTION OF THE MERGER TRANSACTION			13
	A.	The Companies		13
	B.	The Proposed Merger		15

III.	DESCRIPTION OF PROPOSED SETTLEMENTS			17
	A.	Introduction		17
	B.	Rate Credit		17
	C.	Base Rate Freeze		18
	D.	Additional Rate Issues		19
		1.	Rate Impacts	19
		2.	Transparency and Reporting	23
	E.	Environmental Provisions		24
		1.	Long-Term Renewable Procurement	24
		2.	Energy Efficiency	25
		3.	Solar Investment	26
		4.	Electric Vehicle Pilot	26
		5.	Hydroelectricity	27
	F.	Public Outreach and Service Quality		27
	G.	Post-Merger Employment, Facility Closings and Layoffs		28

IV.	STANDARD OF REVIEW			29

V.	SPECIFIC MERGER ISSUES			33
	A.	Rates		33
		1.	Rate Credit	33
			a. Introduction	33
			b. Comments	34
			c. Analysis	35

D.P.U. 10-170-B	Page viii

	2.	Base Rate Freeze			36
		a.	Introduction		36
		b.	Comments		37
			i.	Cape Light Compact	37
			ii.	The Energy Consortium	37
			iii.	Low-Income Intervenors	38
			iv.	Joint Petitioners	38
		c.	Analysis		39
	3.	Lost Base Revenues			41
		a.	Introduction		41
		b.	Comments		43
		c.	Analysis		44
			i.	Policy Implications	44
			ii.	Financial Implications	46
			iii.	Conclusion Regarding LBR Provision	48
	4.	Storm Cost Recovery			49
		a.	Introduction		49
		b.	Analysis		50
	5.	WMECo Rate Design			51
		a.	Introduction		51
		b.	Comments		52
		c.	Analysis		52
B.	Net Merger-Related Savings				53
	1.	Introduction			53
	2.	Description of Net Benefits Study			53
		a.	Introduction		53
		b.	Savings and Costs		54
			i.	Labor Savings	54
			ii.	Non-Labor Savings	56
			iii.	Merger-Related Costs	56
		c.	Analysis		57
C.	Distribution of Net Savings between Ratepayers and Shareholders				58
	1.	Introduction			58
	2.	Recovery of Merger-Related Costs			59
		a.	Introduction		59
		b.	Analysis		59
	3.	Distribution of Net Savings to Ratepayers through Lower Cost of Service			60
		a.	Introduction		60
		b.	Joint Petitioners		62
		c.	Analysis		63
	4.	Transparency and Facilitating the Ratemaking Process			64

D.P.U. 10-170-B	Page ix

		a.	Settlement Provisions	64
		b.	Analysis	65
D.	Conclusion on the Economic Benefits of the Merger			68
E.	Effect on Service Quality			69
	1.	Introduction		69
	2.	Analysis		73
	3.	Capital Projects Scheduling List		74
		a.	Introduction	74
		b.	Analysis	75
F.	Long-Term Strategies that Will Assure a Reliable, Cost-Effective Energy Delivery System			76
	1.	Introduction		76
	2.	Energy Efficiency, Solar, Electric Vehicles		78
		a.	Introduction	78
		b.	Comments	79
		c.	Analysis	80
	3.	Long-Term Renewable Procurement		83
		a.	Introduction	83
		b.	Comments	84
		c.	Analysis	85
	4.	Standby Rate Tariffs and Interconnection of Distributed Generation		87
		a.	Introduction	87
		b.	Comments	89
		c.	Analysis	90
	5.	Hydroelectricity		93
		a.	Introduction	93
		b.	Comments	94
		c.	Analysis	94
	6.	Public Outreach Campaign		95
		a.	Introduction	95
		b.	Comments	95
		c.	Analysis	96
G.	Societal Costs and Effect on Economic Development			96
	1.	Introduction		96
	2.	Comments		98
	3.	Analysis		98
H.	Effect on Competition			99
	1.	Introduction		99
	2.	Comments		100
		a.	Intervenors	100
		b.	Joint Petitioners	101
		c.	Analysis	102

D.P.U. 10-170-B	Page x

	I.	Financial Integrity of the Post-merger Entity		103
		1.	Introduction	103
		2.	Analysis	104
	J.	Confirmation of Franchise Rights		106
		1.	Introduction	106
		2.	Analysis and Findings	106
	K.	Conclusion		107

VI.	ORDER			107

D.P.U. 10-170-B	Page 1

I.	INTRODUCTION

A.	Introduction

On November 24, 2010, NSTAR Electric Company (“NSTAR Electric”) and NSTAR Gas Company (“NSTAR Gas”), along with their parent holding company NSTAR, and Western Massachusetts Electric Company (“WMECo”), along with its parent holding company Northeast Utilities (“NU”) (collectively, “Joint Petitioners” or “Companies”) filed a joint petition (“Joint Petition”) with the Department of Public Utilities (“Department”) seeking approval, pursuant to G.L. c. 164, § 96 (“Section 96”), to merge NSTAR and NU into a consolidated organization under the name NU (“NSTAR/NU Merger” or “Proposed Merger”). The Department docketed this matter as D.P.U. 10-170.

On February 15, 2012, the Joint Petitioners, DOER, and the Attorney General (“Settling Parties”) filed a Joint Motion for Approval of Settlement Agreement (“AG Settlement Motion”) and a Settlement Agreement (“AG Settlement”). Also on February 15, 2012, the Joint Petitioners and DOER filed a Joint Motion for Approval of Settlement Agreement and Request for Oral Argument (“DOER Settlement Motion”) and a Settlement Agreement (“DOER Settlement”). The Settling Parties state that the Settlement Agreements resolve all the issues in this proceeding and, therefore, seek an order from the Department finding that approval of the Proposed Merger, in accordance with the terms and conditions set forth in the Settlement Agreements, is consistent with the public interest.

D.P.U. 10-170-B	Page 2

B.	Summary of Findings

In this Order, the Department approves the Proposed Merger, finding that it is consistent with the public interest. In reaching this conclusion, the Department considers the Settlement Agreements, but we conduct our own evaluation to ensure that the Settlement Agreements result in net benefits for Massachusetts ratepayers and are consistent with the public interest.

As discussed in detail below, we find that there are significant economic and environmental benefits to the Proposed Merger, as it is qualified by the Settlement Agreements. Specifically, under the Proposed Merger, ratepayers will receive economic benefits including, but by no means limited to: (1) a $21 million rate credit; (2) a four-year base distribution rate freeze; and (3) lower rates after 2015 than without the Proposed Merger. Overall, we estimate the ten-year net economic benefits for ratepayers attributable to these aspects of the Proposed Merger will be in the range of $88 million to $206 million. We also find that the Proposed Merger results in significant environmental benefits including: (1) enhanced energy efficiency commitments; (2) procurement of solar power resources; (3) increased purchase above current requirements for long-term renewable resources either from the Cape Wind facility or other renewable resources; (4) review of standby rates and other mechanisms to facilitate expansion of distributed generation; and (5) implementation of an electric vehicle pilot program.

The Department notes that NSTAR Electric and NSTAR Gas have not had adjudicated rate cases in over 20 years and that the Joint Petitioners have made no firm commitment for NSTAR Electric, NSTAR Gas, or WMECo, to file rate cases in 2015 for rates effective in 2016. Similarly, the Joint Petitioners have not guaranteed that they will pass along to ratepayers any

D.P.U. 10-170-B	Page 3

specific amount of the estimated net savings from the Proposed Merger, other than through the Rate Credit. The Settlements address some of these concerns with numerous provisions to increase transparency and facilitate the ratemaking process, including greater reporting requirements and an independent study auditing NSTAR Electric’s Annual Returns and assets. While we find that the transparency provisions will provide benefits, in order to ensure a fair distribution of merger savings between ratepayers and shareholders, we find that additional ratepayer protections are necessary. Thus, in addition to the Settlement provisions, we require NSTAR Electric to submit the independent study to the Department by a date certain, April 15, 2015, and to provide the Department with additional information including operating expenses, plant investment, rate of return and operating revenues, to assist the Department in determining whether to open an investigation pursuant to our authority under G.L. c. 164, § 93. To help ensure that both short-term and long-term projected merger savings are passed on to ratepayers, we also require the Companies to provide the Department with an updated accounting of the first five years of merger-related savings, and the distribution of those savings between ratepayers and shareholders. The Order makes it clear that even with approval of the Proposed Merger, if at any time the Department has any reason to believe that the earnings of NSTAR Electric, NSTAR Gas, or WMECo are excessive or if we have concerns about their prices or quality of service, we will investigate the propriety of rates pursuant to G.L. c. 164, § 93.

C.	Procedural Background

On December 6, 2010, the Attorney General of the Commonwealth of Massachusetts (“Attorney General”) filed a notice of intervention pursuant to G.L. c. 12, § 11E. Pursuant to

D.P.U. 10-170-B	Page 4

notice duly issued, on January 5, 2011, the Department conducted a public hearing and procedural conference at which it allowed 15 petitions for leave to intervene as full parties from the following entities: the Department of Energy Resources (“DOER”); the Cape Light Compact (“Compact”); Cape Wind Associates, LLC (“Cape Wind”); the Conservation Law Foundation (“CLF”); Environment Northeast (“ENE”); Local 455, International Brotherhood of Electrical Workers (“Local 455/IBEW”); Just Energy of Massachusetts Corp.; the Low-Income Energy Affordability Network, the Low-Income Weatherization and Fuel Assistance Program Network, and the Massachusetts Energy Directors Association (“Low-Income Intervenors”); New England Gas Workers Association; New England Power Generators Association, Inc. (“NEPGA”); NRG Marketing LLC and Somerset Power LLC; PowerOptions, Inc. (“PowerOptions”); Retail Energy Suppliers Association (“RESA”); The Energy Consortium (“TEC”); and Local 369 of the Utility Workers Union of America (“Local 369”). The Department also allowed four petitions for limited participant status from the following entities: Energy Consumers Alliance of New England, Inc.; Boston Gas Company, Colonial Gas Company, Massachusetts Electric Company, and Nantucket Electric Company each d/b/a National Grid; Mary O’Donnell (“O’Donnell”); and Renewable Energy New England, Inc. On January 6, 2011, the Department issued a procedural schedule, and the parties commenced discovery.

On March 10, 2011, after soliciting comments from the parties and all limited participants suspending the procedural schedule, the Department issued an Interlocutory Order that modified the Department’s application of the Section 96 public interest standard of review from a “no net harm” test to a “net benefits” test. NSTAR/Northeast Utilities Merger, D.P.U. 10-170,

D.P.U. 10-170-B	Page 5

Interlocutory Order on Standard of Review (2011). Thereafter, the Joint Petitioners filed supplemental testimony and a net benefits analysis (“Net Benefits Study”) to support their Joint Petition in light of the new merger standard (Exhs. JP-1 (Supp.); JP-3).

On January 5, 2011, the Attorney General filed a notice of retention of experts and consultants, pursuant to G.L. c. 12, § 11E(b). On January 21, 2011, the Department approved the Attorney General’s retention of experts and consultants. D.P.U. 10-170, Order on Attorney General’s Notice of Retention of Experts and Consultants.

In support of its filing, the Companies sponsored the testimony of four witnesses: (1) James J. Judge, senior vice president and chief financial officer for NSTAR; (2) David R. McHale, executive vice president and chief financial officer for NU; (3) John J. Reed, chairman and chief executive officer of Concentric Energy Advisors; and (4) Thomas J. Flaherty, senior vice president in the energy and utilities practice of Booz & Company. The Attorney General sponsored the testimony of two witnesses: (1) Donna Ramas, senior regulatory analyst, Larkin & Associations PLLC; and (2) Alvaro E. Pereira, senior consultant, La Capra Associates, Inc. CLF sponsored the testimony of two witnesses: (1) Jonathan Buonocore, doctoral candidate, Harvard School of Public Health; and (2) Douglas Hurley, research associate, Synapse Energy Economics, Inc. The Compact sponsored the testimony of three witnesses: (1) Kevin F. Galligan, energy efficiency program manager for the Compact; (2) Joseph Soares, senior power supply planner for the Compact; and (3) Jonathan F. Wallach, vice president, Resource Insight, Inc. NEPGA sponsored the testimony of Susan F. Tierney, managing principal, Analysis Group, Inc. The Low-Income Intervenors sponsored the testimony of two witnesses: (1) Peter Wingate,

D.P.U. 10-170-B	Page 6

co-chair of Massachusetts Energy Directors Association and energy director of Community Action for the Franklin, Hampshire and North Quabbin Regions, Inc.; and (2) Liz Berube, co-chair of Massachusetts Energy Directors Association and director of Fuel Assistant Program at Citizens for Citizens, Inc. RESA sponsored the testimony of two witnesses: (1) Christopher H. Kallaher, senior director of government and regulatory affairs, Direct Energy Service, LLC; and (2) Marc A. Hanks, senior manager of government and regulatory affairs, Direct Energy Service, LLC. Local 455/IBEW sponsored the testimony of its business manager, Brian Kenney.

On June 10, 2011, DOER filed a motion requesting that the Department compel the Joint Petitioners to provide responses to certain DOER discovery requests and to stay the proceedings pending the Joint Petitioners’ compliance therewith. The Joint Petitioners responded to DOER’s motion to compel by providing additional responsive information. Nevertheless, on July 14, 2011, DOER filed a renewed motion to stay the proceedings until the Joint Petitioners “developed and submitted factual data necessary for the Department to conduct its review” of the merger pursuant to the net benefits standard.1

The Department conducted ten days of evidentiary hearings between July 6, 2011, and July 28, 2011. The evidentiary record consists of approximately 1,115 exhibits and responses to 46 record requests.2

[1]	Because DOER is a signatory to the Settlement Agreements and has moved for approval of those Agreements, we find that DOER’s motion to compel and motion to stay are moot.
[2]

Pursuant to 220 C.M.R. § 1.10, on its own motion, the Department also moves into the evidentiary record the Joint Petitioners’ responses to the following information requests: DPU-STL-1-1 through DPU-STL-1-36; DPU-STL-2-1 through DPU-STL-2-29; DPU-STL-3-1 through DPU-STL-3-7; DPU-STL-4-1; DPU-STL-5-1 through DPU-STL-5-7; DPU-STL-6-1 through DPU-STL-6-3; and DPU-STL-7-1.

D.P.U. 10-170-B	Page 7

Local 369 submitted its initial brief on September 1, 2011. The Attorney General, DOER, CLF, RESA, NEGPA, Compact, Cape Wind, ENE, and O’Donnell submitted initial briefs on September 28, 2011. The Companies submitted their initial brief on October 14, 2011. The Attorney General, DOER, CLF, Compact, Cape Wind, Low-Income Intervenors,3 NEPGA, TEC, and PowerOptions submitted reply briefs on October 24, 2011,4 and the Companies submitted their reply brief on October 31, 2011. On January 6, 2012, the Department held oral argument on DOER’s motion to stay the proceedings.

On February 15, 2012, the Settling Parties filed the AG Settlement. Also on February 15, 2012, the Joint Petitioners and DOER filed the DOER Settlement. On February 27, 2012, the following parties and limited participants filed comments on the AG Settlement and DOER Settlement (together, “Settlements”): Compact, CLF, TEC, ENE, Local 369, Low-Income

[3]	The Low-Income Intervenors chose not to file an initial brief, resting instead on their pre-filed testimony.
[4]

On February 27, 2012, the Western Massachusetts Industrial Group (“WMIG”) also filed comments supporting a proposal that the Attorney General had made in her initial brief. Pursuant to notice duly issued, the deadline for written comments on the merger was January 3, 2011. Acknowledging that it was not an intervenor to this proceeding and did not seek intervenor status, WMIG requested a waiver pursuant to 220 C.M.R. § 1.01(4) permitting it to file comments late. The Department finds that WMIG has not shown good cause for its late-filed comments. Moreover, since WMIG is not a party to this proceeding, the Department’s procedural regulations do not provide for this submission. 220 C.M.R. § 1.01 et seq. Thus, the Department will not consider WMIG’s submission in ruling on the Proposed Merger.

D.P.U. 10-170-B	Page 8

Intervenors, and NEPGA.5 The following parties filed reply comments on March 2, 2012: Joint Petitioners, Compact, TEC, and NEPGA. The Settling Parties filed responses to seven sets of information requests issued by the Department on the Settlements.6 On March 21, 2012, the Department held oral argument on the Settlements.

D.	Ruling on Petitions to Intervene

1.	Introduction

As noted above, the Department received comments on the Settlements from Associated Industries of Massachusetts (“AIM”),7 TransCanada Hydro Northeast Inc. and TransCanada Power Marketing Ltd. (“TransCanada”).8 With their comments, AIM and TransCanada also filed petitions to intervene in the proceeding (“AIM Petition”; “TransCanada Petition”). The Joint Petitioners filed their responses to these petitions to intervene on March 6, 2012 (“Joint

[5]

The Department also received comments from Associated Industries of Massachusetts (“AIM”), TransCanada Hydro Northeast Inc. and TransCanada Power Marketing Ltd. (“TransCanada”) and Minuteman Wind LLC, none of whom are parties or limited participants to this proceeding. With their comments, AIM and TransCanada also filed petitions to intervene in the proceeding, as either a party or limited participant. The Joint Petitioners filed their responses on March 6, 2012, and the Attorney General filed a response on March 9, 2012. On March 19, 2012, and as explained below, the Department denied these petitions.

[6]

The Joint Petitioners sponsored the responses to the information requests regarding the Settlements in coordination with the Attorney General and DOER (see, e.g., March 7, 2012, cover letter providing Joint Petitioners’ responses to the Department’s First and Second Set of Information Requests relating to the Settlements).

[7]	AIM is an organization of Massachusetts companies representing more than 6,000 employers (AIM Petition at 2).
[8]

TransCanada Power Marketing Ltd. is a competitive supplier, while TransCanada Hydro Northeast Inc. owns and operates 567 megawatts of hydroelectric generation capacity on the Connecticut and Deerfield rivers (TransCanada Petition at 2).

D.P.U. 10-170-B	Page 9

Petitioners Response to AIM”; “Joint Petitioners Response to TransCanada”), and the Attorney General filed a letter responding to the Joint Petitioners’ response to AIM’s petition on March 9, 2012 (“AG Response”).

2.	Standard of Review

The Department’s regulations require that a petition to intervene describe how the petitioner is substantially and specifically affected by a proceeding. 220 C.M.R. § 1.03(1)(b); see also G.L. c. 30A, § 10. In interpreting this standard, the Department has broad discretion in determining whether to allow participation, and the extent of participation, in Department proceedings. Attorney General v. Department of Public Utilities, 390 Mass. 208, 216 (1983); Boston Edison Company v. Department of Public Utilities, 375 Mass. 1, 45 (1978) (with regard to intervenors, the Department has broad but not unlimited discretion), cert. denied, 439 U.S. 921 (1978); see also Robinson v. Department of Public Utilities, 835 F. 2d 19 (1st Cir. 1987). The Department may allow persons not substantially and specifically affected to participate in proceedings for limited purposes. G.L. c. 30A, § 10; 220 C.M.R. § 1.03(1)(e); Boston Edison, 375 Mass. at 1, 45. A petitioner must demonstrate a sufficient interest in a proceeding before the Department will exercise its discretion and grant limited participation. Boston Edison, 375 Mass. at 1, 45. The Department is not required to allow all petitioners seeking intervenor status to participate in proceedings. Boston Edison, 375 Mass. at 1, 45.

In ruling on late-filed petitions to intervene, or otherwise participate in its proceedings, the Department takes into account a number of requirements and factors in its analysis. First, the Department considers whether a petitioner has demonstrated good cause for late filing. See

D.P.U. 10-170-B	Page 10

220 C.M.R. § 1.01(4). While “good cause” may not be readily susceptible of precise definition, the proponent of a waiver must make a convincing showing of good cause. See Bay State Gas Company, D.P.U. 95-52, Interlocutory Order at 2 (July 21, 1995). Administrative efficiency requires that a proponent of a waiver state all available grounds at the time the ruling is requested. If the Department finds that there is good cause and that the petitioner is substantially and specifically affected, then the Department balances the extent of participation against the need to conduct a proceeding in a complete, efficient and orderly fashion.9

3.	Positions of the Parties

AIM seeks to participate in the proceeding as a full participant, contending that the Settlements raise specific, significant issues “that were not apparent when the merger was first proposed” and that will have impacts on AIM members (AIM Petition at 2). AIM does not elucidate what those issues are in its Petition, but it does so in its comments on the DOER Settlement, primarily addressing the mandate of NSTAR Electric’s entering into a long-term renewable power contract with Cape Wind10 (AIM Comments at 2-4, citing DOER Settlement, Art. 2.2). TransCanada claims that it will be directly impacted by the terms and conditions of the

[9]

When balancing, the Department has considered: (1) the extent of the delay, (2) the effect of the late participation on the ongoing proceeding, and (3) the explanation for the tardiness. Western Massachusetts Electric Company, D.P.U. 92-8C-A at 5 (1993); NYNEX, D.P.U. 94-50, at 3 (1994).

[10]

As discussed more fully in Section III, E.1, below, pursuant to the DOER Settlement, NSTAR Electric agrees to enter into a 15-year contract with Cape Wind for 129 megawatts of capacity and to file the contract with the Department for approval (DOER Settlement, Art. §2.2). On March 30, 2012, NSTAR Electric filed that contract with the Department for approval. See NSTAR Electric Company, D.P.U. 12-30.

D.P.U. 10-170-B	Page 11

Proposed Merger and that it therefore has a substantial and specific interest in ensuring that the terms and conditions are reasonable, do not adversely affect TransCanada or the continued success of the competitive electricity market in Massachusetts, and are in accordance with applicable law (TransCanada Petition at 2). Therefore, TransCanada seeks to participate in this proceeding as a limited participant (TransCanada Petition at 2).

The Joint Petitioners argue that neither AIM nor TransCanada has established how it is substantially and specifically affected by the outcome of this proceeding (Joint Petitioners Response to AIM at 6-8; Joint Petitioners Response to TransCanada at 6-7). The Joint Petitioners contend that AIM, in its Petition, makes only general statements that approval of the Settlements will impact it or its members (Joint Petitioners Response to AIM at 6, 7). The Joint Petitioners also argue that the Attorney General’s legal authority to represent ratepayers weighs against AIM’s claims that it, a group of ratepayers, has a unique and different interest from other ratepayers (Joint Petitioners Response to AIM at 6-7). The Joint Petitioners further contend that AIM’s only assertion of good cause for its over one-year delay in moving to intervene is that the Settlements raise new issues, and that TransCanada does not even attempt to justify its over one-year delay (Joint Petitioners Response to AIM at 8-9; Joint Petitioners Response to TransCanada at 8). The Joint Petitioners maintain that both entities should have been aware in the early stages of the proceeding that renewable energy issues would be evaluated as part of the merger (Joint Petitioners Response to AIM at 8-9; Joint Petitioners Response to TransCanada at 8).

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The Attorney General supports the intervention of AIM as a full party (AG Response at 2). The Attorney General notes that the Department often allows individual ratepayers such as AIM to intervene in proceedings where the Attorney General also has intervened (AG Response at 1, citing Default Service Costs, D.T.E. 03-88A-F, Hearing Officer Rulings on Petitions for Leave to Intervene (August 2, 2004)).

4.	Analysis

In their Petitions, neither AIM nor TransCanada specifies the issues that they claim will impact them or their members, and neither directly addresses the late-filed nature of their petitions. As the Joint Petitioners note, the renewable energy issues that appear from their comments to be of concern to AIM and TransCanada have always been at stake in this proceeding. Indeed, the Department made this clear in its Interlocutory Order on Standard of Review at 25-26, stating that climate change impacts would be considered in reviewing the Proposed Merger, but neither AIM nor TransCanada sought to intervene until almost one year after the Interlocutory Order issued.

To the extent that the provision of the DOER Settlement regarding NSTAR Electric’s entering into a long-term renewable contract with Cape Wind is of specific concern to AIM and TransCanada, any such contract cannot go into effect without Department approval pursuant to Section 83 of An Act Relative to Green Communities, St. 2008, c. 169 (“GCA”). See NSTAR Electric Company, D.P.U. 12-19, at 11-12 (March 22, 2012). Thus, the proper venue for addressing concerns about a Cape Wind/NSTAR contract is the Department’s Section 83 proceeding, NSTAR Electric Company, D.P.U. 12-30. Furthermore, allowing AIM or

D.P.U. 10-170-B	Page 13

TransCanada to intervene at this late date would disrupt the current proceedings. Therefore, the Department finds that neither entity has demonstrated a sufficient interest in this proceeding to justify its being accorded full or limited participant status, and neither has made a showing of good cause to justify its late-filed petition to intervene. Accordingly, AIM’s and TransCanada’s petitions to intervene are denied.11

II.	DESCRIPTION OF THE MERGER TRANSACTION

A.	The Companies

NSTAR Electric is a Massachusetts distribution company and electric company, pursuant to G.L. c. 164, § 1, with a principal office in Boston, Massachusetts (Exh. JP-1, at 8). NSTAR Electric provides electric distribution service to approximately 1.1 million retail customers in Boston and Cambridge, as well as 80 surrounding cities and towns, including those on Cape Cod and Martha’s Vineyard (Exh. JP-1, at 8). NSTAR Electric is a transmission owner participating in ISO New England Inc. (“ISO-NE”)12 and subject to the jurisdiction of the Federal Energy Regulatory Commission (“FERC”) (Exh. AG-NU-1-3, Att. (a) at 8).

[11]

Because neither AIM nor TransCanada have standing to participate in this proceeding, their comments are not part of the record in this case, and the Department has not considered their comments in making our decision. Additionally, the Department has not considered the comments of Minuteman Wind LLC in making our decision, as Minuteman has no standing to participate in this proceeding (see n.5, above).

[12]

ISO-NE is the Regional Transmission Organization for New England responsible for operating and maintaining the New England region’s bulk electric power system, developing and overseeing the wholesale electricity market, administering the region’s Open Access Transmission Tariff, and coordinating transmission system planning. See Boston Edison Company, Cambridge Electric Light Company, Commonwealth Electric Company, D.T.E./D.P.U. 06-107-B at 1 n.5 (2009).

D.P.U. 10-170-B	Page 14

NSTAR Gas is a Massachusetts gas company, pursuant to G.L. c. 164, § 1, with a principal office in Boston, Massachusetts (Exh. JP-1, at 8). NSTAR Gas purchases, distributes, and sells natural gas to approximately 300,000 retail customers in 51 communities in central and eastern Massachusetts, including Cambridge, Framingham, Plymouth, New Bedford, Worcester, and an area within Boston (Exh. JP-1, at 8-9).

NSTAR is a Massachusetts business trust and a public utility holding company with its principal office in Boston, Massachusetts (Exh. JP-1, at 8). NSTAR is engaged primarily in the energy delivery business through NSTAR Electric and NSTAR Gas, its two wholly owned regulated utility subsidiaries in Massachusetts (Exh. JP-1, at 8).

WMECo is a Massachusetts distribution company and electric company, pursuant to G.L. c. 164, § 1, with a principal office in Springfield, Massachusetts (Exh. JP-1, at 9). WMECo provides electric distribution service to approximately 210,000 retail customers in 59 cities and towns in western Massachusetts (Exh. JP-1, at 9). WMECo is also a transmission owner participating in ISO-NE and subject to FERC jurisdiction (Exh. AG-NU-1-3, Att. (e) at 17, Att. (f) at 14-15).

NU is a Massachusetts business trust and public utility holding company with its principal office in Springfield, Massachusetts (Exh. JP-1, at 9). NU’s corporate offices are located in Hartford, Connecticut (Exh. JP-1, at 9). NU is engaged primarily in the energy delivery business through its four wholly owned regulated utility subsidiaries in Connecticut, Massachusetts, and New Hampshire (Exh. JP-1, at 9).13

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B.	The Proposed Merger

NSTAR and NU entered into an agreement and plan of merger dated October 16, 2010, as amended on November 1, 2010 (“Merger Agreement”) (Exh. JP-2). Pursuant to the Merger Agreement, consideration for the Proposed Merger would be primarily equity in the form of NU common shares, with cash paid in lieu of fractional shares (Exh. JP-1, at 9). At the closing of the Proposed Merger, each holder of an NSTAR common share would be entitled to receive 1.312 shares of NU common shares; this exchange ratio is intended to reflect an average of the closing price during the 20 trading days prior to the merger announcement, with no premium due to either company’s shareholders (Exh. JP-1, at 9-10). Following the merger’s closing, existing NSTAR shareholders would own approximately 44 percent of the equity in the post-merger NU, while existing NU shareholders would own the remaining 56 percent (Joint Petition at 5). The Companies state that the Proposed Merger is consistent with the public interest under Section 96 (Exhs. JP-1, at 13-22; JP-1 (Supp.) at 2-3).

The Companies further state that the Proposed Merger does not involve the consolidation of NSTAR Electric, NSTAR Gas, or WMECo and, upon the closing of the merger, each of these entities would remain a separate company, independently subject to the Department’s jurisdiction under G.L. c. 164 (Exh. JP-1, at 16-17; Joint Petition at 6). In their petition, the Joint Petitioners

[13]	NU’s Connecticut subsidiaries are The Connecticut Light and Power Company and Yankee Gas Services Company, and its New Hampshire subsidiary is Public Service Company of New Hampshire.

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did not propose any rate changes to take effect upon the closing of the Proposed Merger for customers of NSTAR Electric, NSTAR Gas, or WMECo (Exh. JP-1, at 15).14 The Joint Petitioners request that the Department not only approve the Proposed Merger but also confirm that NSTAR Electric, NSTAR Gas, and WMECo would retain their respective franchise rights and obligations following the Proposed Merger (Joint Petition at 1).

Shareholders of both NSTAR and NU endorsed the Proposed Merger in March 2011 (Joint Petitioners Brief at 12; Exh. DPU-NU-1-56). Except for Department approval, the Companies have received all necessary regulatory approvals for the merger15 (Joint Petitioners Brief at 11-12; Exhs. DPU-NU-1-41 (Supp.); DPU-NU-1-56). By its terms, the Merger Agreement will expire on April 16, 2012, if the Joint Petitioners do not receive all necessary approvals (Exhs. JP-2, at 67, 74; DPU-STL-1-20).

[14]	See Sections III, B-D and V, A, below, for a description of the rate implications of the Settlements.
[15]

FERC, the Federal Communications Commission, the Nuclear Regulatory Commission, and the Maine Public Utilities Commission have all approved the Proposed Merger (Joint Petitioners Brief at 11-12; Exhs. DPU-NU-1-41 (Supp.); DPU-NU-1-56). The Connecticut Public Utilities Regulatory Authority issued its final decision approving the merger on April 2, 2012. Application for Approval of Holding Company Transaction Involving Northeast Utilities and NSTAR, Docket No. 12-01-07 (CT PURA April 2, 2012). In addition, the Department of Justice and the Federal Trade Commission did not take any action on the merger prior to expiration of the applicable waiting period under the Hart-Scott-Rodino Act (Joint Petitioners Brief at 11-12; Exhs. DPU-NU-1-41 (Supp.); DPU-NU-1-56).

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III.	DESCRIPTION OF PROPOSED SETTLEMENTS

A.	Introduction

The Settlements are expressly conditioned on the Department’s acceptance of all provisions therein, without change or condition, on but not before April 4, 2012 (AG Settlement, Art. III(4); DOER Settlement, Arts. 4.1, 4.2, 5.1). The AG Settlement provides that it is intended to resolve only those issues specified in the body of the AG Settlement (AG Settlement, Art. I(3)).16

B.	Rate Credit

The Settlements call for a one-time, nonrecoverable $21 million rate credit to customers, which will be distributed as follows: $15 million to NSTAR Electric customers, $3 million to NSTAR Gas customers, and $3 million to WMECo customers (AG Settlement, Art. II(2); DOER Settlement, Art. 1.1). For each Operating Company,17 all customers within a retail customer class will receive the same rate credit dollar amount (AG Settlement, Art. II(2); DOER Settlement, Art. 1.1). This rate credit will be applied on the first billing cycle in the next billing month following the closing of the Proposed Merger (AG Settlement, Art. II(2); DOER Settlement, Art. 1.1).

[16]

The AG Settlement contains provisions primarily addressing rate implications, while the DOER Settlement contains provisions primarily addressing environmental, service quality, and post-merger employment issues. Both Settlements contain provisions establishing a rate credit and a base rate freeze (AG Settlement, Arts. II(2), II(3); DOER Settlement, Arts. 1.1, 1.2).

[17]	For purposes of the Settlements, the Operating Companies are NSTAR Electric, NSTAR Gas, and WMECo (AG Settlement, Art. II(1)).

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C.	Base Rate Freeze

The Settlements also include a four-year (44-month) base distribution rate freeze (“Base Rate Freeze”). Specifically, the base distribution rates of the Operating Companies (i.e., NSTAR Electric, NSTAR Gas, and WMECo) in effect on January 1, 2012, will be frozen until January 1, 2016 (“Base Rate Freeze Period”) (AG Settlement, Art. II(3); DOER Settlement, Art. 1.2). During the Base Rate Freeze Period, rate reconciling mechanisms and other formula rates now pending or approved18 by the Department as of January 1, 2012, will remain in effect (AG Settlement, Art. II(3); DOER Settlement, Art. 1.2). In addition, during the Base Rate Freeze Period, distribution rates shall be subject to adjustment for exogenous factors (i.e., unforeseen events beyond the Joint Petitioners’ control) that occur after approval of the AG Settlement, in accordance with Boston Gas Company, D.P.U. 96-50 (Phase I) (1996) (AG Settlement, Art. II(5)). The Attorney General and DOER reserve all rights to dispute the substance of any exogenous cost filings made by the Operating Companies (AG Settlement, Art. II(5)). During the Base Rate Freeze Period, the Operating Companies cannot file for approval of or propose new formula rates, tariffs, or other charges, including but not limited to: earning sharing mechanisms, capital trackers, or revenue decoupling mechanisms, unless specifically mandated by statutes enacted after the date of the Settlements (AG Settlement, Art. II(3)).

[18]

The reconciling mechanisms that NSTAR Electric currently has in effect are: Pension Adjustment Mechanism, Residential Assistance Adjustment Factor, Energy Efficiency Reconciliation Factor, Net Metering Recovery Surcharge, Attorney General Consultant Expense, Transition Charge, Transmission Charge, and Basic Service. NSTAR Electric’s pending reconciliation mechanisms are: Residential Smart Grid Pilot Costs, and Long Term Contracts.

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D.	Additional Rate Issues

1.	Rate Impacts

In addition to the provisions noted above, the Settlements contain other rate-related provisions. First, on the first of the month following the date of the Department’s approval of the Proposed Merger, NSTAR Electric’s capital projects scheduling list (“CPSL”) rate put into effect on January 1, 2012, in NSTAR Electric Company, D.P.U. 11-90 (2011)19 will be reduced to a rate of 0.069 cents per kilowatt-hour (“kWh”), which is designed to recover $15 million in CPSL costs in 2012 (AG Settlement, Art. II(6); Exhs. DPU-STL-1-7; DPU-STL-2-3). The CPSL program approved in NSTAR Gas Company and Electric Company, D.T.E. 05-85 (2005)20 will be extended through the end of the Base Rate Freeze Period and will be limited to the recovery of no more than $15 million in annual costs (AG Settlement, Art. II(6)). To demonstrate its CPSL activities, NSTAR Electric must file a written report with the Department and submit copies to DOER and the Attorney General, annually, demonstrating the annual cost of the CPSL program activities and the aggregate number of inspections completed through CPSL for stray voltage, overhead utility poles and underground manholes (AG Settlement, Art. II(6)). The CPSL charge will terminate after recovery of all CPSL costs incurred in 2015 that are eligible for recovery (AG Settlement, Art. II(6); Exh. DPU-STL-1-7).

[19]	In NSTAR Electric Company, D.P.U. 11-90, at 5-6, 10 (2011), the Department approved a CPSL rate of 0.089 cents per kilowatt-hour, subject to further investigation and reconciliation.
[20]

The CPSL provision approved in D.T.E. 05-85 allowed NSTAR Electric cost recovery for the following projects: (1) the stray voltage inspection-survey and remediation program; (2) the double-pole inspection, replacement/restoration and transfer program; and (3) the manhole inspection, repair, and upgrade program. D.T.E. 05-85, at 10.

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Second, during the Base Rate Freeze Period, NSTAR Electric may recover lost base revenues (“LBR”) associated with energy efficiency savings through the Energy Efficiency Recovery Factor (“EERF”) (AG Settlement, Art. II(7)). LBR recoveries must be based on energy efficiency savings verified through annual reports to the Department for installations made during the Base Rate Freeze Period (AG Settlement, Art. II(7)). Beginning January 1, 2012 and for the duration of the Base Rate Freeze Period, LBR will be calculated, as the product of: (1) the cumulative amount of the annual energy efficiency program kWh savings beginning January 1, 2012, multiplied by (2) the average respective rate by residential, low income, and commercial and industrial (“C&I”) segments, as approved by the Department (AG Settlement, Art. II(7)). The LBR recoveries from ratepayers will not be reduced by subtracting savings achieved in a year prior to 2012, as NSTAR Electric and other electric distribution utilities have done previously (AG Settlement, Art. II(7)). Investigation into Rate Structures that will Promote Efficient Deployment of Demand Resources, D.P.U. 07-50-A, at 83-84 (2008). For NSTAR Gas, LBR will be calculated using the methodology currently in place for Massachusetts local natural gas distribution companies (AG Settlement, Art. II(7)).

Third, the AG Settlement provides that storm costs incurred by NSTAR Electric in 2011 for Tropical Storm Irene and the October 2011 snowstorm will be excluded from its storm

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fund calculation and will be deferred at prime rate21 to be recoverable in rates over a five-year period beginning January 1, 2014 (AG Settlement, Art. II(8)). Nevertheless, before any storm costs may be recovered in rates, the Department must review them in an adjudicatory proceeding and find them to be prudent and reasonable (AG Settlement, Art. II(8)). Storm cost recovery for WMECo will occur in conformance with the Department’s directives in Western Massachusetts Electric Company, D.P.U. 10-70 (2011);22 provided that WMECo may not seek recovery for storm costs incurred in relation to the October 2011 snow storm until after the Department has issued a final order in Western Massachusetts Electric Company, D.P.U. 11-119-C (AG Settlement, Art. II(8)).

Fourth, the AG Settlement provides that, no later than November 1, 2012, WMECo must file a revenue-neutral rate design plan with the Department to address rate continuity issues raised in D.P.U. 10-70. Under this plan, WMECo will realign distribution rates such that, when combined with the decline in the transition charge resulting from the termination of the pay-down of the securitized bonds — which is expected to occur in May 2013 — it will preclude a cumulative increase in rates to any rate class (AG Settlement, Art. II(9)). Prior to that filing, WMECo will consult with the Attorney General to develop a proposal (AG Settlement, Art. II(9)).

[21]	For purposes of the Settlements, the prime rate is Bank of America’s prime lending rate (Exh. DPU-STL-1-8).
[22]

In D.P.U. 10-70, at 195-201, the Department: (1) increased the annual revenue to the storm fund from $300,000 to $575,000; (2) capped the fund at $3 million; (3) allowed the fund to be used to recover storm costs from a storm in excess of $300,000; (4) allowed the approximately $15 million in costs from the 2008 ice storm to be recovered outside of base rates and outside of the storm fund through a storm surcharge over five years, with carrying costs computed at the customer deposit rate; and (5) allowed WMECo to propose a mechanism if the storm fund deficit should exceed $3 million.

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Fifth, the Settling Parties agree that, no later than six months after the close of the Proposed Merger, NSTAR Electric will petition the Department to open a proceeding to review NSTAR Electric’s standby rate tariffs23 with the goal of phasing out tariffs SB-G2, SB-G3, and SB-T224 on a revenue-neutral basis, and to evaluate fall-zone requirements for wind facilities to determine whether such requirements create a barrier to the installation of distributed generation (DOER Settlement, Art. 2.7; Exhs. DPU-STL-4-1; DPU-STL-7-1). Also within six months after the merger closes, NSTAR Electric will file a report with the Department for review and approval summarizing NSTAR Electric’s policies related to customer-funded upgrades for interconnection of distributed generation (DOER Settlement, Art. 2.7).

Finally, the Joint Petitioners may not recover any merger-related costs unless (1) merger-related savings equal or exceed those costs, and (2) the Department, after reviewing the costs, approves their recovery (AG Settlement, Art. II(14)). The Joint Petitioners are precluded from recovering from ratepayers any executive compensation in the form of change in control or retention payments (AG Settlement, Art. II(14).

[23]

Generally, standby rates are intended to provide a customer with a firm supply of electric power and energy when the customer’s generating facility (typically, a distributed generation facility) is not in operation or not operating at full capability. See, e.g., NSTAR Electric Company, D.T.E. 03-121, at 1 & n.5 (2004); Distributed Generation, D.T.E. 02-38, at 4 (2002).

[24]

Rate SB-G2 (M.D.T.E. No. 254E) and Rate SB-G3 (M.D.T.E. No. 255E) belong to Cambridge Electric Light Company; Rate SB-G2 (M.D.T.E. No. 338D) and Rate SB-G3 (M.D.T.E. No. 337D) belong to Commonwealth Electric Company; and Rate SB-T2 (M.D.T.E. No. 138C) and Rate SB-G3 (M.D.T.E. No. 136D) belong to Boston Edison Company (Exh. DPU-STL-4-1).

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2.	Transparency and Reporting

Within 90 days from the closing of the Proposed Merger, the Joint Petitioners must provide the Department with a compliance filing showing actual transaction costs (AG Settlement, Art. II(15)). In addition, the Operating Companies are required to provide interim reports of merger integration efforts on January 1 of each year beginning in 2014 and continuing until each respective Operating Company files a base rate case (AG Settlement, Art. II(15)). Among other requirements, these reports must include an accounting of merger costs incurred and savings achieved (AG Settlement, Art. II(15)). At least 60 days prior to the filing of the first base rate case following the Base Rate Freeze Period, each Operating Company must file a final merger integration report (AG Settlement, Art. II(15)). Moreover, 60 days prior to filing its next rate case, NSTAR Electric must provide to the Department a study conducted by an independent accounting firm to verify NSTAR Electric’s Annual Returns filed with the Department for the previous four years, and to verify the assets contained in NSTAR Electric’s proposed rate base (DOER Settlement, Art. 3.3).25

The Settling Parties agree that, for the first base distribution rate proceedings filed for effect after expiration of the Base Rate Freeze Period, no more than two of the three Operating Companies may have such rate proceedings pending before the Department at the same time

[25]	NSTAR Electric will be responsible for the costs for this study, and those costs will not be recoverable in rates (DOER Settlement, Art. 3.3).

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(AG Settlement, Art. II(4)). The third Operating Company is prohibited from filing its rate case for six months from the later of the initial rate filing dates for either of the first two Operating Companies (AG Settlement, Art. II(4)).

E.	Environmental Provisions

1.	Long-Term Renewable Procurement

The DOER Settlement requires NSTAR Electric to enter into a 15-year renewable power contract with Cape Wind Associates to purchase 129 megawatts (“MW”) of Cape Wind’s capacity (DOER Settlement, Art. 2.2). This purchase will count towards NSTAR Electric’s three-percent procurement obligation set forth under GCA, Section 83 and 220 C.M.R. § 17.00 et seq. (DOER Settlement, Art. 2.2). The terms of the contract will be substantially the same as the terms that the Department approved in National Grid, D.P.U. 10-54 (2010) (DOER Settlement, Art. 2.2).26 The Department will review the Cape Wind contract in a separate docket (D.P.U. 12-30) to determine whether the contract comports with the requirements of GCA, Section 83 and is consistent with the public interest.

If Cape Wind does not begin physical construction27 of the facility prior to December 31, 2015, then NSTAR Electric will terminate the Cape Wind contract as of December 31, 2015, and issue a request for proposals (“RFP”) for new Massachusetts Renewable Portfolio Standards

[26]

In that Order, the Department approved a power purchase agreement, PPA-1, between National Grid and Cape Wind pursuant to which National Grid will purchase up to 234 MW of the Cape Wind facility’s output. The specific terms of PPA-1 are described in D.P.U. 10-54, at 10-22.

[27]

The DOER Settlement defines “physical construction” as “any physical installation of the equipment or materials into the seabed of the Cape Wind construction site that is integral to the assembly of the wind turbine generation units” (DOER Settlement, Art. 2.2).

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(“RPS”) Class I qualified renewable contract(s) with a term of at least 15 years, for approximately two percent of NSTAR Electric’s 2013 electric load requirement (DOER Settlement, Art. 2.2). The RFP must be issued no later than March 31, 2016, and will be in accordance with the provisions of GCA, Section 83 (DOER Settlement, Art. 2.2).28

2.	Energy Efficiency

The DOER Settlement requires NSTAR Electric and WMECo to take all steps necessary to increase their 2012 energy efficiency savings targets applicable under the three-year energy efficiency plans as filed in NSTAR Electric Company, D.P.U. 11-106 and Western Massachusetts Electric Company, D.P.U. 11-12 (DOER Settlement, Art. 2.3; Exh. DPU-STL-2-21). This increase would raise the energy efficiency savings from 544,408 megawatt-hours (“MWh”) to 555,296 MWh (DOER Settlement, Art. 2.3). Further, if the aggregate 2012 annual energy savings results for NSTAR Electric and WMECo do not equal 555,296 MWh by December 31, 2012, then there will be a reduction in NSTAR Electric’s 2012 incentive in the amount of $24.40 per MWh for each additional committed MWh not achieved (DOER Settlement, Art. 2.3).29 In addition, commencing in 2013 and extending

[28]

On February 24, 2012, NSTAR Electric filed with the Department a memorandum of understanding among NSTAR Electric, DOER, and Cape Wind (DOER Settlement, Art. 2.2.2). On March 22, 2012, the Department approved NSTAR Electric’s proposed timetable and method of solicitation of a long-term contract for renewable energy with Cape Wind as consistent with the requirements of GCA, Section 83 and 220 C.M.R. § 17.00 et seq. NSTAR Electric Company, D.P.U. 12-19, at 12. On March 30, 2012, NSTAR Electric filed a proposed Cape Wind contract with the Department for review pursuant to GCA, Section 83. See D.P.U. 12-30.

[29]	There is no commensurate penalty for WMECo.

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through the end of the Base Rate Freeze Period, NSTAR Electric and WMECo will increase their aggregate energy efficiency savings target to at least 2.5 percent of retail sales annually through energy efficiency (DOER Settlement, Art. 2.3; Exhs. DPU-STL-5-5; DPU-STL-5-6).

3.	Solar Investment

The DOER Settlement requires NSTAR Electric to submit proposed solar energy purchase contracts to the Department, each with a term of up to ten years, for solar installations developed and owned by third parties (DOER Settlement, Art. 2.4). To identify such contracts, NSTAR Electric will issue two RFPs, each soliciting five MW, for a total of 10 MW of Massachusetts qualified solar renewable energy certificates (“SRECs”)30 (DOER Settlement, Art. 2.4). NSTAR Electric will issue the first RFP within three months of the merger closing, and will submit the proposed contract(s) to the Department no later than November 1, 2012, for review and approval consistent with GCA, Section 83 (DOER Settlement, Art. 2.4). NSTAR Electric will issue the second RFP no more than 30 days following the issuance of the Department’s order on the first contract(s), and submit the resulting contract(s) to the Department for review and approval no later than 180 days thereafter (DOER Settlement, Art. 2.4).

4.	Electric Vehicle Pilot

The DOER Settlement requires NSTAR Electric to develop and implement an electric vehicle pilot program (“EV Pilot”) and associated tariff in collaboration with DOER, for approval by the Department (DOER Settlement, Art. 2.6). The objective of the EV Pilot will be to identify

[30]	Renewable energy certificates represent the environmental attributes of a renewable energy generating facility. SRECs are specific to solar generating facilities.

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the most cost-effective approach to establish electric vehicle charging infrastructure in the merged entity’s service area in Massachusetts (DOER Settlement, Art. 2.6). The EV Pilot may include collaboration with neighborhoods, municipal parking authorities, and employers to set aside special areas for charging, and it will explore off-peak charging (DOER Settlement, Art. 2.6; Exh. DPU-STL-2-25). NSTAR Electric must propose the EV Pilot to the Department for approval within six months of the Department’s approval of the Proposed Merger (DOER Settlement, Art. 2.6).

5.	Hydroelectricity

The Settling Parties agree that through December 31, 2016, neither NSTAR Electric nor WMECo will seek to satisfy any Massachusetts Class 1 RPS obligation by using power supplied by any large hydroelectric facility, defined as over 25 MW in size (DOER Settlement, Art. 2.5). In addition, neither NSTAR Electric nor WMECo may seek to sell Massachusetts RPS Class I renewable energy credits (“RECs”) into the Massachusetts market for electricity produced by such hydroelectric power (DOER Settlement, Art. 2.5). After December 31, 2016, NSTAR Electric and WMECo may continue to pursue large-scale hydroelectricity as a cost-competitive, low-carbon renewable alternative (DOER Settlement, Art. 2.5).

F.	Public Outreach and Service Quality

Within 90 days of the closing of the Proposed Merger, NSTAR Electric must conduct a public outreach campaign concerning its post-merger operations (DOER Settlement, Art. 2.1). This campaign will be conducted through the use of print media, bill inserts, the Operating Companies’ websites and other modes of public communication (DOER Settlement, Art. 2.1;

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Exh. DPU-STL-1-2). The goal of the public outreach campaign is to educate customers as to the transparency of NSTAR Electric’s operations and climate change goals, its continued commitment to its service territories, its continued provision of safe and reliable service, and the importance of the Commonwealth’s climate change goals (DOER Settlement, Art. 2.1). NSTAR Electric will provide quarterly reports to the Department on NSTAR Electric’s public outreach commitment for a 15-month period following the closing of the Proposed Merger (DOER Settlement, Art. 2.1). The Joint Petitioners have clarified that they plan to conduct this public outreach effort on a statewide basis for all customers of the Operating Companies (Exh. DPU-STL-1-3).

The DOER Settlement requires WMECo to attain measurable progress in its annual service quality performance relative to its pre-merger levels by December 31, 2015 (DOER Settlement, Art. 3.1). During the same time period, NSTAR Electric must meet established service quality benchmarks throughout the same time period, in accordance with the Department’s service quality guidelines (DOER Settlement, Art. 3.1).

G.	Post-Merger Employment, Facility Closings and Layoffs

The DOER Settlement requires the Joint Petitioners to make any workforce reductions or transfers on a fair and equitable basis, and any such reductions in Massachusetts cannot be disproportionate to those in other jurisdictions where the Joint Petitioners conduct operations (DOER Settlement, Art. 3.2).31 Any workforce reductions may not affect customer service or

[31]	This provision is not intended to contravene the Joint Petitioners’ intention to attain savings through attrition rather than through layoffs (Exh. DPU-STL-1-4).

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emergency response plan compliance (DOER Settlement, Art. 3.2). In the event of a facility closing or layoffs during the Base Rate Freeze Period, the Joint Petitioners will provide 30 days advance notice to the Department, Attorney General, DOER and the D.P.U. 10-170 service list (AG Settlement, Art. II(16); DOER Settlement, Art. 3.2; Exh. DPU-STL-1-17).

IV.	STANDARD OF REVIEW

In assessing the reasonableness of an offer of settlement, the Department reviews all record evidence to ensure that the settlement is consistent with Department precedent and the public interest. D.T.E. 05-85, at 15. The fact that the Settling Parties have filed settlements in resolution of a proposed merger does not diminish, and cannot supplant, the Department’s responsibility of ensuring that the merger meets the statutory requirements of Section 96. NEES/EUA Merger, D.T.E. 99-47, at 15, 20 (2000).

Section 96 sets forth the Department’s authority to review and approve mergers, consolidations, and acquisitions and, as a condition for approval, requires the Department to find that the proposed transaction is “consistent with the public interest.” Section 96 is the lineal descendent of St. 1908, c. 529, § 2, and these core words of the standard, “consistent with the public interest,” date from that century-old enactment. In the past, the Department has construed the § 96 standard of consistency with the public interest as requiring a balancing of the costs and benefits attendant on any proposed merger or acquisition, stating that the core of the consistency standard is “avoidance of harm to the public.” Boston Edison Company, D.P.U. 850, at 5-8 (1983). Thus, the Department has historically interpreted the merger standard as a “no net harm” test, meaning that a proposed merger or acquisition is allowed to go forward upon a finding by the

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Department that the public interest would be at least as well served by approval of a proposal as by its denial. D.T.E. 99-47, at 16; BECo/ComEnergy Acquisition, D.T.E. 99-19, at 10 (1999); Eastern/Colonial Acquisition, D.T.E. 98-128, at 5 (1999); NIPSCO/Bay State Acquisition, D.T.E. 98-31, at 9 (1998); Eastern/Essex Acquisition, D.T.E. 98-27, at 8; D.P.U. 850, at 5-8.

In the Interlocutory Order issued earlier in this proceeding, the Department modified the § 96 standard from a “no net harm” test to a “net benefits” test. D.P.U. 10-170, Interlocutory Order on Standard of Review at 21. Accordingly, to satisfy the statutory requirement that a transaction is “consistent with the public interest,” petitioners must demonstrate that the benefits of a consolidation, merger, or acquisition outweigh the costs. D.P.U. 10-170, Interlocutory Order on Standard of Review at 21-22, 27. To determine whether petitioners have satisfactorily met this burden, the Department continues to consider the special factors surrounding an individual proposal. D.P.U. 10-170, Interlocutory Order on Standard of Review at 26-27.

The Department has held that various factors may be considered in determining whether a proposed merger or acquisition is consistent with the public interest pursuant to § 96. Traditionally, the Department has considered the following factors: (1) effect on rates; (2) effect on the quality of service; (3) resulting net savings; (4) effect on competition; (5) financial integrity of the post-merger entity; (6) fairness of the distribution of resulting benefits between shareholders and ratepayers; (7) societal costs; (8) effect on economic development; and (9) alternatives to the merger or acquisition. Guidelines and Standards for Mergers and Acquisitions, D.P.U. 93-167-A at 7-9 (1994) (“Mergers and Acquisitions”). The Department has held that this list of factors is illustrative and not “exhaustive,” and the Department may

D.P.U. 10-170-B	Page 31

consider other factors, or a subset of these factors, when evaluating a § 96 proposal. D.T.E. 99-47, at 17-18; D.T.E. 99-19, at 11-12; D.T.E. 98-128, at 6. No one factor is controlling.

As amended in 2008, § 96 expressly requires the Department to consider, at a minimum, the following four factors: (1) proposed rate changes, if any; (2) long-term strategies that will assure a reliable, cost-effective energy delivery system; (3) any anticipated interruptions in service; and (4) other factors that may negatively impact customer service. The second factor, regarding long-term strategies, is the only one not previously addressed in the so-called “nine-factor test” established in Mergers and Acquisitions.32

Although § 96 now mandates that the Department consider the specific factors enunciated in the statute, the Department is not foreclosed from considering the nine factors, or a subset of those factors, established in Mergers and Acquisitions. Furthermore, depending upon the nature of the transaction, in determining whether the transaction is consistent with the public interest, the Department may consider additional factors not delineated in the statute or established in Mergers and Acquisitions. D.T.E. 99-47, at 17-18; D.T.E. 99-19, at 11-12; D.T.E 98-128, at 6.

The Department’s determination as to whether the merger or acquisition meets the requirements of § 96 must rest on a record that quantifies costs and benefits, to the extent such quantification can be made. The Department also may undertake a more qualitative analysis of

[32]

The remaining statutory factors correspond to factors established in Mergers and Acquisitions. Specifically, the first factor in § 96 is subsumed by the first factor established in Mergers and Acquisitions, the effect of the proposed transaction on rates. The third and fourth factors delineated in § 96 correspond to the second factor established in Mergers and Acquisitions, the effect on the quality of service.

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those aspects that are hard to measure. D.P.U. 10-170, Interlocutory Order on Standard of Review at 27; Boston Edison Company/Cambridge Electric Light Company/Commonwealth Electric Company/Canal Electric Company, D.T.E. 06-40, at 16-17 (2006); D.T.E. 99-47, at 18; Mergers and Acquisitions, at 7. A § 96 petition that expects to avoid an adverse result cannot rest on generalities, but must instead demonstrate benefits that outweigh the costs, including the cost of any acquisition premium sought. D.P.U. 10-170, Interlocutory Order on Standard of Review at 21-22, 27; D.T.E. 99-47, at 18; D.T.E. 99-19, at 12; D.T.E. 98-128, at 7; D.T.E. 98-31, at 11; D.T.E. 98-27, at 10; Mergers and Acquisitions, at 7.

In seeking approval of the Settlements, the Settling Parties refer to G.L. c. 164, § 94 (“Section 94”) and request a determination that the Settlements will result in just and reasonable rates (AG Settlement Motion at 1, 3; DOER Settlement Motion at 1, 4). As noted above, in reviewing a merger proposal the Department must consider “proposed rate changes, if any.” Therefore, assessing a merger pursuant to Section 96 necessarily entails some reference to Section 94 considerations. See Attorney General v. Department of Telecommunications and Energy, 438 Mass. 256, 264-265 (2002); D.T.E. 99-47, at 18-20; D.T.E. 99-19, at 7. Accordingly, where a merger settlement includes elements related to rates, we review the Section 96 criteria applying a standard that amalgamates §§ 96 and 94’s kindred pubic interest requirements. Attorney General v. Department of Telecommunications and Energy, 438 Mass. at 263-264; D.T.E. 99-47, at 19.33

[33]

The Department need not review the “propriety” of the Settlements’ rate provisions because the settlements do not provide for a general increase in rates under G.L. c 164, § 94. Fitchburg Gas and Electric Light Company v. Department of Telecommunications and Energy, 440 Mass. 625 (2004); Attorney General v. Department of Telecommunications and Energy, 438 Mass. at 270; Boston Gas Company, D.P.U. 10-99 (2011).

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V.	SPECIFIC MERGER ISSUES

A.	Rates

In considering whether a proposed merger is consistent with the public interest, the Department must consider “proposed rate changes, if any.” The Settlements contain several provisions that would impact rates. In this section we analyze the rate impacts of the following Settlement provisions: (1) the Rate Credit; (2) the Base Rate Freeze; (3) LBR; (4) recovery of storm costs; and (5) the WMECo rate design.

1.	Rate Credit

a.	Introduction

The DOER Settlement and the AG Settlement each contains a provision for an immediate customer rebate or merger rate credit of $21 million (“Rate Credit”) (DOER Settlement, Art. 1.1; AG Settlement, Art. II(2)). The Rate Credit is to be applied to the first billing cycle in the next billing month following the closing of the Proposed Merger (DOER Settlement, Art. 1.1; AG Settlement, Art. II(2)). The allocation of the Rate Credit is to be: $15 million to NSTAR Electric retail customers, $3 million to NSTAR Gas retail customers, and $3 million to WMECo retail customers (DOER Settlement, Art. 1.1; AG Settlement, Art. II(2)).34 The Rate Credit will be based on the customer class’ proportional share of the monthly customer charges

[34]	Retail customers include residential customers, small C&I customers, and large commercial and industrial customers (AG Settlement, Art. II(2)).

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(DOER Settlement, Art. 1.1; AG Settlement, Art. II(2)).35 All customers within each customer class will receive the same dollar amount from the Rate Credit (DOER Settlement, Art. 1.1; AG Settlement, Art. II(2)). The application of the Rate Credit will not preclude customers from receiving further rate reductions or benefits related to the Proposed Merger (DOER Settlement, Art. 1.1; AG Settlement, Art. II(2)).

b.	Comments

TEC asserts that the $21 million Rate Credit is inadequate given the size of the projected net savings from the Proposed Merger (TEC Comments at 2). TEC states further that the Settling Parties must provide more detail and verification to support why they believe the amount of the Rate Credit is adequate (TEC Comments at 2). In addition, TEC claims that it is unclear what proportional share of the Rate Credit each rate class will get because the phrase “customer charge” is not defined (TEC Comments at 2). The Joint Petitioners respond that TEC’s comments ignore all the other value that customers will receive as a result of the Base Rate Freeze and the attainment of merger savings (Joint Petitioners’ Reply at 6).

The Low-Income Intervenors state that the Rate Credit is a welcome benefit to ratepayers (Low-Income Intervenors Comments at 2). In addition, they argue that the distribution of the credit by customer class is fair and straightforward (Low-Income Intervenors Comments at 2). The Low-Income Intervenors express some reservation regarding how the net savings from the merger may be tracked and how additional benefits may accrue to customers (Low-Income Intervenors Comments at 2).

[35]

The credits apply by customer class within the individual Operating Companies, with NSTAR Electric’s customer classes further delineated by the former operating companies of Boston Edison Company, Cambridge Electric Light Company, and Commonwealth Electric Company (Exh. DPU-STL-1-6).

D.P.U. 10-170-B	Page 35

c.	Analysis

The Rate Credit provides ratepayers with an immediate, tangible benefit of the Proposed Merger (DOER Settlement, Art. 1.1; AG Settlement, Art. II(2)). Absent the merger, ratepayers would not receive any such cash payment. The Rate Credit is guaranteed, non-recoverable, and does not preclude ratepayers from receiving additional economic benefits of the Proposed Merger through lower costs in subsequent rate case filings. Moreover, the $21 million Rate Credit is not included in the calculation of merger-related costs and, thus, cannot be amortized for recovery in any future rate case (Exhs. JP-3, at 49; DPU-STL-1-32, Att.; DPU-STL-1-33, Att.).

With respect to the size of the Rate Credit, when viewed as a mechanism to guarantee ratepayers an “upfront” portion of net merger savings anticipated to result from the Proposed Merger, the $21 million represents over 100 percent of the expected net savings during the first two years of the Base Rate Freeze Period (estimated at approximately $18 million) (Exh. DPU-STL-2-10, Att.). Moreover, the Rate Credit cannot be viewed in isolation and must be considered in conjunction with the other benefits of the Proposed Merger. For these reasons, the Department finds that the Rate Credit provides a benefit to ratepayers that they would not receive absent the merger.

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2.	Base Rate Freeze

a.	Introduction

Both the AG Settlement and DOER Settlement preclude the Operating Companies from exercising their rights, under G.L. c. 164, § 94, to seek general increases in their base distribution rates prior to January 1, 2016 (AG Settlement, Art. II(3); DOER Settlement, Art. 1.2). The result of this is a freeze in customers’ current base distribution rates for a period of at least 44 months (AG Settlement, Art. II(3); DOER Settlement, Art. 1.2)). Moreover, only two of the three Operating Companies may file rate cases at the same time following the Base Rate Freeze Period; thus, one of the three Operating Companies will effectively be under a 50-month Base Rate Freeze (AG Settlement, Arts. II(3), II(4)).

The Base Rate Freeze applies only to base distribution rates. Thus, during the Base Rate Freeze Period, rate reconciling mechanisms and other formula rates will remain in effect (AG Settlement, Art. II(3); DOER Settlement, Art. 1.2). In addition, during the Base Rate Freeze Period, distribution rates may be subject to adjustment for exogenous factors (i.e., unforeseen events beyond the Joint Petitioners’ control) that occur after approval of the AG Settlement, in accordance with D.P.U. 96-50 (Phase I) (AG Settlement, Art. II(5)).

The Joint Petitioners state that, in the absence of the Settlements, NSTAR Electric would file for an increase in base distribution rates of approximately $50 million or more as early as the second quarter of 2013, NSTAR Gas would file for an increase in base distribution rates of approximately $15 million or more as early as the third quarter of 2012, and WMECo would file for an increase in base distribution rates at least once before January 1, 2016 (Exhs. DPU-STL-1-18; DPU-STL-3-6; DPU-STL-3-7).

D.P.U. 10-170-B	Page 37

b.	Comments

i.	Cape Light Compact

The Compact approves of the Settlements but is concerned that the Base Rate Freeze forestalls an already overdue review of NSTAR Electric’s base distribution rates and rate design (Compact Comments at 5). The Compact states that the Base Rate Freeze has the potential to create inequities in the calculation of net metering credits between different service territories for different Massachusetts electric distribution companies (Compact Comments at 5-6). Therefore, the Compact argues that allowing NSTAR Electric to continue operating without decoupled rates is not in the public interest (Compact Comments at 6-7). The Compact urges the Department to require NSTAR Electric to file on a date certain a rate case proceeding with an accompanying decoupling plan (Compact Comments at 7; Compact Reply Comments at 2).

ii.	The Energy Consortium

TEC agrees with the Compact that a timely review of NSTAR Electric’s cost of service is necessary (TEC Reply Comments at 2). TEC also states that the Base Rate Freeze does not go far enough to help ratepayers deal with the bill impacts from increases in distribution and transmission charges because of the reconciling mechanisms and LBR that will continue to be adjusted annually (TEC Comments at 2-3). Thus, TEC argues that the Department should reject the Settlements’ Base Rate Freeze and require a freeze on all items on a ratepayer’s bill, including reconciling mechanisms and LBR, to ensure that customers get the benefit of the merger (TEC Comments at 3)

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iii.	Low-Income Intervenors

The Low-Income Intervenors state that, in general, the Base Rate Freeze can be considered a benefit to ratepayers (Low-Income Intervenors Comments at 3). The Low-Income Intervenors express concern, however, that the Department would be prevented from lowering rates to correct an over-earning situation (Low-Income Intervenors Comments at 3).

iv.	Joint Petitioners

The Joint Petitioners argue that the Compact’s request for a “more timely comprehensive review of NSTAR’s costs and rate design” would constitute a rejection of the Settlements (Joint Petitioner Reply Comments at 3). In addition, the Joint Petitioners contend that there is no support for the Compact’s concern that the Base Rate Freeze could create inequities in the calculation of net metering credits of the different Massachusetts electric distribution companies (Joint Petitioners Reply Comments at 3-4). The Joint Petitioners explain that the basis of the Compact’s premise is that renewable developers are forum-shopping among service territories for the highest net metering charge, which is belied by the diffuse proliferation of projects in the state (Joint Petitioners Reply Comments at 4).

With respect to TEC’s argument that the Base Rate Freeze should also freeze reconciling mechanisms and LBR, the Joint Petitioners assert that TEC’s recommendations constitute a rejection of the Settlements (Joint Petitioners Reply Comments at 6-7). Furthermore, the Joint Petitioners argue that LBR and many of the reconciling mechanisms promote policy initiatives of the Department and the Legislature (Joint Petitioner Reply Comments at 6).

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c.	Analysis

The Joint Petitioners state that, in the absence of the Settlements, each of the Operating Companies would file for increases in its base distribution rates prior to January 1, 2016 (Exhs. DPU-STL-1-18; DPU-STL-1-19; DPU-STL-3-6; DPU-STL-3-7). As the Joint Petitioners admit, however, the Department cannot know today the amount of the rate increases that the Operating Companies would request, whether the Department would grant any rate increases, and if so, how large any such increases would be (Exhs. DPU-STL-1-18; DPU-STL-3-6; DPU-STL-3-7). This uncertainty is compounded by the fact that NSTAR Electric has not had a fully adjudicated rate case since 1986. While we do not know what the actual amounts would be, the record evidence does allow us to estimate a reasonable range of the value that ratepayers will receive from the Base Rate Freeze by avoiding base distribution rate increases during the Base Rate Freeze Period.

The Joint Petitioners have stated that, absent the Settlements, NSTAR Gas, NSTAR Electric, and WMECo would seek a combined base rate increase of at least $67 million (Exh. DPU-STL-1-21 (Supp.) at 3, citing Tr. 4, at 402-403; DPU-STL-3-5). As a base rate increase sets a level of rates that continues, the value to ratepayers if the total request were granted would be $168 million, assuming the rate increases would be effective July 1, 2013, and that no

D.P.U. 10-170-B	Page 40

further rate increases would be sought for effect prior to January 1, 2016.36 The Joint Petitioners provided an illustrative example of minimum level savings that assumes the Department would grant rate increases of $10 million for NSTAR Electric, $5 million for NSTAR Gas, and $5 million for WMECo (Exh. DPU-STL-1-18, at 1-2). Under that scenario, the benefit to ratepayers from July 1, 2013, through January 1, 2016, would be $50 million (Exh. DPU-STL-1-18, at 1-2).37 Thus, we find that a reasonable, conservative range of the value that ratepayers would receive from the Base Rate Freeze through avoided base rate increases is between $50 million and $168 million.

The Department notes that consistent with other rate freezes approved by the Department, the Base Rate Freeze here applies only to base distribution rates. See, e.g., Fall River Gas Company/Southern Union Company Merger, D.T.E. 00-25, at 4 (2000); North Attleboro Gas Company/Providence Energy Company/Southern Union Company, D.T.E. 00-26, at 4 (2000); D.T.E. 99-47, at 4; D.T.E. 99-19, at 13; D.T.E. 98-128, at 8; D.T.E. 98-31, at 12; D.T.E. 98-27, at 10. Thus, there are components of ratepayers bills that will not remain fixed at their current charge during the Base Rate Freeze Period. These components include pension adjustment factors, residential assistance adjustment factors, transition charges, transmission charges, an energy efficiency reconciliation factor (which includes LBR), and energy supply

[36]

The $168 million is the product of the combined $67 million rate increase ($50 million for NSTAR Electric, $15 million for NSTAR Gas, and $2 million for WMECo) multiplied by 2.5 years. If any of the Operating Companies filed for and received another rate increase before January 1, 2016, the benefit to ratepayers would be greater.

[37]	The analysis assumes that rates are effective July 1, 2013, for 2.5 years.

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charges such as basic service and cost of gas adjustment, among others. Because these reconciling mechanisms recover costs on a dollar-for-dollar basis, they will increase or decrease from one year to the next. Nevertheless, freezing the reconciling mechanisms, as TEC requests, would not necessarily provide an economic benefit to ratepayers because the balances would only be deferred for recovery at a later date. Moreover, as stated by the Joint Petitioners, many of the reconciling factors support Departmental and legislative policy decisions and, thus, cost recovery is appropriate (Joint Petitioners Reply Comments at 6).

The Department acknowledges the concerns of some of the intervenors that the Settlements postpone a long overdue, comprehensive analysis of NSTAR Electric’s operations. We share these concerns. Thus, as discussed further below, in the event that NSTAR Electric does not file a rate case in 2015, the Department requires NSTAR Electric to provide the Department with additional financial information, specifically including operating expenses, plant investment, rate of return, and operating revenues, to assist the Department in determining whether to open an investigation into NSTAR Electric’s prices pursuant to our authority under G.L. c. 164, § 93.

3.	Lost Base Revenues

a.	Introduction

The AG Settlement provides for the recovery of LBR for NSTAR Electric and NSTAR Gas38 during the Base Rate Freeze Period (AG Settlement, Art. II(7)).39 NSTAR Electric will

[38]

The Department currently allows gas distribution companies to recover LBR through a rolling period method, as defined as the period equal to the average historic time span between the last four rate cases for each company. See, e.g., Colonial Gas Company, D.T.E. 97-112, at 33 (1999); Energy Efficiency Guidelines, D.P.U. 08-50-B at 19 n.10.

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recover LBR for lost sales associated with implementation of its energy efficiency measures through the energy efficiency reconciliation factor (“EERF”), and recovery will be based on energy efficiency savings verified through annual reports to the Department for installations made during the Base Rate Freeze Period (AG Settlement, Art. II(7)).

LBR will be calculated as the product of: (1) the cumulative amount of the annual energy efficiency program kWh savings beginning January 1, 2012, as determined, verified, and adopted by the Department in NSTAR Electric’s 2012 Energy Efficiency Annual Report (to be filed August 2013) and each Energy Efficiency Annual Report filed thereafter; multiplied by (2) the average respective rate by residential, low income, and C&I segments, as approved by the Department (AG Settlement, Art. II(7)). The AG Settlement further states that NSTAR Electric will compute LBR based on monthly installations and exclude LBR associated with energy efficiency spending by the Compact (AG Settlement, Art. II(7)). In addition, aside from the Department’s final determinations in certain pending proceedings,40 NSTAR Electric will not recover LBR associated with pre-2012 energy efficiency installations for any period after December 31, 2011, other than to recover the normal recovery lag and true-up associated with these filings (AG Settlement, Art. II(7)). There will be no offset to such savings made by

[39]	In D.P.U. 10-70, at 46, the Department approved a decoupling plan for WMECo and thus, WMECo no longer recovers LBR.
[40]	NSTAR Electric Company D.P.U. 10-06 (2010); NSTAR Electric Company D.P.U. 11-40 (2011).

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subtracting savings achieved in a year prior to 2012, as is currently done in the recovery of LBR sought by NSTAR Electric in D.P.U. 10-06 and D.P.U. 11-40 (AG Settlement, Art. II(7)). For NSTAR Gas, LBR will be calculated using the methodology currently in place for Massachusetts local natural gas distribution companies (AG Settlement, Art. II(7)).

b.	Comments

ENE argues that the LBR provision provides a considerably longer period of time for NSTAR Electric and NSTAR Gas to recover LBR than the Department originally intended in its order on LBR and decoupling (ENE Comments at 2, citing D.P.U. 07-50-A at 82; Investigation into Rate Structures that will Promote Efficient Deployment of Demand Resources, D.P.U. 07-50-B at 30 (2008)). ENE asserts that the Department contemplated a limited period for LBR recovery, as a transitional device and a “short-term stopgap” before a company implements decoupling (ENE Comments at 2, citing D.P.U. 07-50-A at 82; D.P.U. 07-50-B at 30). ENE also avers that the proposed method of collecting LBR is inconsistent with the methodology prescribed by the Department because it allows for full LBR recovery as opposed to recovery for incremental energy efficiency savings above the levels achieved in 2007 (ENE Comments at 2, citing D.P.U. 07-50-A at 83). In addition, ENE asserts that neither of the Settlements explicitly states that NSTAR Electric and NSTAR Gas will be expected to adopt full decoupling in their next rate proceeding (ENE Comments at 2).

TEC supports the LBR provision but urges the Department to require a freeze on all items on a ratepayer’s bill, including LBR recovery (TEC Comments at 3). The Compact supports precluding NSTAR Electric from recovering LBR associated with the Compact’s energy efficiency spending, as this is consistent with the Department’s directives in D.P.U. 10-06 (Compact Comments at 7).

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In response to ENE’s proposal to require NSTAR Gas and NSTAR Electric to propose a decoupling mechanism, the Joint Petitioners assert that the Department has unambiguously imposed an obligation upon jurisdictional utilities to propose revenue decoupling in conjunction with a base rate filing (Joint Petitioners Comments at 5, citing D.P.U. 07-50-A at 82-84). As such, the Joint Petitioners assert that both NSTAR Electric and NSTAR Gas are legally obligated to submit a revenue decoupling proposal as part of the rate case planned to follow the Base Rate Freeze Period and that, therefore, ENE’s proposed condition is unnecessary (Joint Petitioners Comments at 5).

c.	Analysis

In assessing the AG Settlements’ LBR provision, the Department considers both its policy implications and financial impacts.

i.	Policy Implications

In D.P.U. 07-50-A, the Department determined that the Commonwealth’s electric and gas distribution companies would fully decouple in order to remove any disincentive to implementing energy efficiency in their service territories. D.P.U. 07-50-A at 82-84. The Department directed all distribution companies to propose a decoupling mechanism in their next rate case, recognizing that this implementation would take place over several years. D.P.U. 07-50-A at 82. To accommodate this transition to decoupling, the Department authorized the recovery of LBR as a useful interim tool. D.P.U. 07-50-A at 82-84.

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According to the AG Settlement, the provision on LBR is intended to comply substantially with the Department’s directive’s in D.P.U. 07-50-A to decouple base revenues from the effects of energy efficiency programs (AG Settlement, Art.II(7)). Further, the Joint Petitioners note that the objective of LBR is the same as the core objective of decoupling, (i.e., to establish a ratemaking mechanism that will remove the financial disincentive to the aggressive implementation of demand response, including energy efficiency, by providing regulatory certainty and addressing the resultant revenue shortfalls) (Exh. DPU-STL-2-13).

The Department agrees that LBR, like decoupling, removes the disincentive for companies to fully pursue all cost-effective energy efficiency and demand-side resources, so long as such activities occur within a company’s own programs. Nevertheless, as we stated in D.P.U. 07-50-A, distribution companies have opportunities to participate in a wide range of demand resource activities, both directly (e.g., the implementation of energy efficiency programs) and indirectly (e.g., the support of community-based programs, the strengthening of appliance efficiency standards, the strengthening and enforcement of building codes, and the implementation of green building standards). D.P.U. 07-50-A at 29. As such, we concluded in D.P.U. 07-50-A that a shortcoming of LBR (also called “targeted decoupling”) is that distribution companies would continue to face financial disincentives for those demand resource activities that are not specifically identified in the LBR mechanism and, thus, would focus only on the identified activities and refrain from seeking or supporting a broader range of demand resource activities. D.P.U. 07-50-A at 29. Therefore, the Department determined that an LBR approach would not sufficiently meet our long-term policy objectives regarding the full deployment of all cost-effective demand resources. D.P.U. 07-50-A at 30.

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Absent the Proposed Merger, NSTAR Electric and NSTAR Gas would operate under a decoupling plan by the end of 2012 and after 2012 would no longer be recovering LBR. See D.P.U. 07-50-A at 82-84, 88. Consistent with our findings in D.P.U. 07-50-A, therefore, we find that the LBR provision will meet most of our objectives regarding decoupling, although, as we have made clear, continuation of LBR would not be our preferred choice as compared to decoupling.

ii.	Financial Implications

In addition to weighing the policy implications of this element of the AG Settlement, the Department must also evaluate the financial impacts of the LBR provision. The Joint Petitioners provided detailed information on projected LBR recovery over the course of the Base Rate Freeze Period. This information is summarized in the following table:

Table 1- Estimated LBR Recovery for NSTAR Electric and NSTAR Gas pursuant to AG Settlement ($ millions)41

	2012	2013	2014	2015	Total
NSTAR Electric	5.2	21.2	37.7	54.2	118.2
NSTAR Gas	3.4	4.3	5.2	5.9	18.8

[41]	See Exh. DPU-STL-2-16, Att (d), Att (g).

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Absent the AG Settlement, NSTAR Electric and NSTAR Gas project recovering an estimated $19.8 and $3.4 million respectively for LBR for 2012 (Exh. DPU-STL-2-16, Atts. (b), (g)).42 Thus, assuming that both Companies would have been operating under a decoupling plan and receiving no LBR recovery after 2012, under the AG Settlement, NSTAR Electric and NSTAR Gas will recover an estimated $98 and $15 million,43 respectively, more for LBR than they would have absent the Settlement over the course of the Base Rate Freeze Period.44

This does not mean, however, that the Companies stand to recover $113 million more under the Settlements than what they would recover absent the Settlements. The Joint Petitioners have indicated that, absent the Settlements, the Operating Companies would file for base rate increases in the near future. Thus, it is possible that, absent the Settlements, the Companies could receive additional revenue through increased rates that they cannot receive under the AG Settlement’s Base Rate Freeze. Nonetheless, in assessing these various factors and

[42]

In D.P.U. 07-50-A, the Department stated that LBR recovery would be permitted through 2012, the term of the initial three-year energy efficiency plans, and that, with limited exceptions, distribution companies would be operating under decoupling plans by year-end 2012. D.P.U. 07-50-A at 82-84.

[43]

These figures are calculated as follows: (1) $98 million (rounded from $98.4 million) for NSTAR Electric is the difference between $118.2 million and $19.8 million; and (2) $15 million (rounded from $15.4 million) for NSTAR Gas is the difference between $18.8 million minus $3.4 million. The sum of these two amounts is approximately $113 million.

[44]

For example, NSTAR Electric projects sales to be essentially flat from now through the term of the Base Rate Freeze Period (Exh. DPU-STL-2-15). As such, absent the Settlement, if NSTAR Electric were to decouple at current base rates, it would not receive additional revenues akin to the $98 million it projects to receive from LBR under the Settlement.

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possibilities, we find that the LBR provision locks in a mechanism providing significant levels of revenues to NSTAR Electric and NSTAR Gas, compared to the alternative scenario of less certain increases in revenues through rate case filings.45

iii.	Conclusion Regarding LBR Provision

From both a financial and policy perspective, we find that the LBR provision of the AG Settlement has material “costs,” but those costs are outweighed by other benefits of the Proposed Merger. The financial costs are illustrated in the case of NSTAR Electric. Because NSTAR Electric estimates flat sales over the Base Rate Freeze Period, the LBR provision projects to provide NSTAR Electric with an estimated $98 million in additional revenues during the Base Rate Freeze Period, over what it would have recovered under decoupling at current base rates. From a policy perspective, the LBR provision delays decoupling and the important policy objectives associated therewith for NSTAR Gas and NSTAR Electric for another four years. Nonetheless, for several reasons, we conclude that these costs are outweighed by other benefits from the Proposed Merger.

First, the Settling Parties have stated that the LBR provision and its resulting revenues enabled the Joint Petitioners to offer the Base Rate Freeze and the accompanying benefits for customers (Exhs. DPU-STL-1-18, at 3-4; DPU-STL-2-13). We recognize that the Settlements are highly negotiated documents and in order to receive the significant environmental and economic benefits set forth therein, some tradeoffs among the parties were undoubtedly necessary. Second, as show in Section V.D, below, even when the significant costs of the LBR

[45]	See Section V.D, below, for a summary of the economic benefits of the Proposed Merger.

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provision are included in a financial analysis, the economic benefits of the Settlements to ratepayers still outweigh the costs. Third, the LBR provision facilitates the full deployment of all cost effective energy efficiency initiatives, at least those that are part of the companies’ own programs, during the Base Rate Freeze Period, aligning the Companies’ financial interests with the goals of the Commonwealth’s energy efficiency programs. See D.P.U. 07-50-A; D.P.U. 07-50-B.

We emphasize, however, that neither NSTAR Gas nor NSTAR Electric will be allowed to recovery any LBR after the end of the Base Rate Freeze Period on December 31, 2015 (AG Settlement, Art. II(7)).46 This includes any time that may elapse between the end of the Base Rate Freeze Period and the Department’s approval of the Company’s revenue decoupling proposal. In addition, as recognized by the Joint Petitioners, NSTAR Electric and NSTAR Gas must file decoupling plans as part of their next rate case. This includes any rate case filed in a settlement.

4.	Storm Cost Recovery

a.	Introduction

The AG Settlement provides that storm costs incurred by NSTAR Electric for Tropical Storm Irene and the October 2011 snowstorm will be excluded from its storm fund calculation and will be deferred with carrying costs calculated at the prime rate47 to be recoverable in a separate surcharge outside of base rates over a five-year period beginning January 1, 2014

[46]	NSTAR Electric may recover the reconciliation for over- or under-recovery for 2015.
[47]	Interest shall be calculated using Bank of America’s prime lending rate (Exh. DPU-STL-1-8).

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(AG Settlement, Art. II(8); Exh. DPU-STL-1-24). Nevertheless, before any storm costs may be recovered in rates, the Department must review them in an adjudicatory proceeding and find them to be prudent and reasonable (AG Settlement, Art. II(8)). Storm cost recovery for WMECo will occur in conformance with the Department’s directives in D.P.U. 10-70; provided that WMECo may not seek recovery for storm costs incurred in relation to the October 2011 snowstorm until after the Department has issued a final order in D.P.U. 11-119-C (AG Settlement, Art. II(8)).

b.	Analysis

The Department finds that the Storm Cost Recovery provision of the AG Settlement is consistent with Department precedent. In accepting this provision, however, the Department is in no way authorizing, nor could we authorize, NSTAR Electric or WMECo to recover any storm costs. As recognized by the Joint Petitioners, the AG Settlement does not determine, nor have any impact on, the Operating Companies’ obligation to demonstrate to the Department that their storm costs were prudently and reasonably incurred, and to receive Department approval before recovering any such costs (Exh. DPU-STL-1-18, at 4). The Department will conduct separate proceedings to determine whether the Companies may recover their storm-related costs. Moreover, the Department currently has investigations open into NSTAR Electric’s storm preparation and restoration efforts for Tropical Storm Irene and the October 2011 snowstorm,48 WMECo’s restoration efforts for the October 2011 snowstorm,49 and for WMECo’s recovery of

[48]	NSTAR Electric Company, D.P.U. 11-85-B/D.P.U. 11-119-B.
[49]	D.P.U. 11-119-C.

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costs incurred for Tropical Storm Irene.50 Subject to these on-going investigations, if the Department finds violations of the standards established in 220 C.M.R. § 19.03, NSTAR Electric and WMECo each could potentially face maximum penalties of up to $20 million for each related series of violations. G.L. c. 164, § 1J; 220 C.M.R. § 19.05(2); D.P.U. 10-01-A, Att. at 5. This provision of the AG Settlement does not shield NSTAR Electric or WMECo from penalties.

5.	WMECo Rate Design

a.	Introduction

The AG Settlement requires WMECo, no later than November 1, 2012, to file a revenue-neutral rate design plan with the Department in which WMECo, in consultation with the Attorney General, will propose to adjust its base distribution rates to address rate continuity concerns cited in the Department’s Order in D.P.U. 10-70, at 323 (AG Settlement, Art. II(9)). The effective date for the adjustments to the distribution rates will coincide with the reduction to the transition charge resulting from the termination of the pay-down of the securitized bonds, which is expected to occur during May 2013 (AG Settlement, Art. II(9)). The adjustments to the distribution rates will be made such that the combination of the changes to the distribution rates and the reduction to the transition charge will preclude a cumulative increase in rates to any rate class (AG Settlement, Art. II(9)). In addition, any distribution rate increase to a rate class shall be set on a uniform cents-per-kWh basis, unless WMECo and the Attorney General agree prior to filing the rate design plan that customers would be more equitably served by a different approach (AG Settlement, Art. II(9)).

[50]	Western Massachusetts Electric Company, D.P.U. 11-102.

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b.	Comments

The Low-Income Intervenors state that the Department should clarify Article II(9) of the AG Settlement regarding what issues would be the subject of the proposed rate design plan (Low-Income Comments at 5). In addition, the Low-Income Intervenors state that the Joint Petitioners should make plain that the rate plan filed by WMECo will undergo a full investigation and Department review (Low-Income Comments at 5). No other party filed comments to address this provision.

c.	Analysis

The Department retains full discretion to review the WMECo rate plan filing and to determine whether the proposed rate design would result in just and reasonable rates (Exh. DPU-STL-1-18, at 5). See G.L. c. 164, § 94.51 Further, this provision may enable the design of WMECo’s rates to more closely align with the Department’s rate design goals. In addition, any increase to base distribution rates, when combined with the expected decrease to the transition charge, will not cause a net increase in the aggregate to the distribution and transition charges. Finally, the redesign of WMECo’s distribution rates will be accomplished in a revenue-neutral manner to the company. Accordingly, this provision may be beneficial to WMECo’s ratepayers and remains under the full control of the Department’s decision on the rate plan.

[51]	The terms of a settlement cannot oust the Department from its statutory authority or obligation to promote the public interest. D.T.E. 05-85, at 30-31.

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B.	Net Merger-Related Savings

1.	Introduction

As discussed above, one of the factors that the Department reviews when considering a proposed merger is projected net savings. To support their claim that the Proposed Merger will result in net savings, the Joint Petitioners conducted a Net Benefits Study (Exh. JP-3). The Net Benefits Study forecasts net merger-related savings for the ten years following the merger, with a total estimate of $784 million net savings enterprise wide and $302 million net savings estimated for Massachusetts (Exhs. JP-1, at 17-18; JP-1 (Supp.) at 21).52

2.	Description of Net Benefits Study

a.	Introduction

As a basis for the Net Benefits Study, the Joint Petitioners used the methodology employed in the net benefits study conducted in D.T.E. 99-19 (“D.T.E. 99-19 study”) to identify and quantify savings in the years following the merger between BEC Energy and Commonwealth Energy Systems (“BEC-CES Merger”) (Exh. JP-1 (Supp.) at 8). The Joint Petitioners identify expected merger savings on a year-by-year basis and then net the expected merger-related costs53 against those saving over a ten-year forecast period (Exh. JP-1 (Supp.) at 13).

[52]

The Joint Petitioners estimate that 40 percent of the total merger-related net savings would inure to the benefit of its Massachusetts operations, as NSTAR Electric, NSTAR Gas, and WMECo are expected to account for approximately 40 percent of the post-merger operating costs (40 percent of $784 million is approximately $313.6 million) (Exh. JP-1 (Supp.) at 21). Using 2009 cost data, the Joint Petitioners estimate this net savings to be $302 million for Massachusetts (Exh. DPU-NU-6-9).

[53]	The Joint Petitioners identify merger-related costs as “costs to achieve” the merger and include transaction costs and integration costs (Exh. JP-1 (Supp.) at 19).

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To conduct the Net Benefits Study, the Joint Petitioners first compiled actual cost data for the base year of 2010, and then calculated savings by projecting a merger closing date of October 1, 2010,54 escalated through 2021 (Exh. JP-3, at 7).55 The analysis divides the resulting cost savings between capital and expense, using appropriate capitalization factors for each cost category (Exh. JP-3, at 7). The Joint Petitioners calculated the avoided revenue requirement for the capitalized portion by using the rate of return on capital, plus depreciation and property taxes (Exh. JP-3, at 7). The Joint Petitioners added this return to the O&M savings to give the total savings for each year for each cost category (Exh. JP-3, at 7). The analysis examines savings in two broad categories: labor and non-labor (Exh. JP-1 (Supp.) at 13).

b.	Savings and Costs

i.	Labor Savings

According to the Net Benefits Study, reductions in personnel will result from the merger due to the elimination of duplicative and overlapping corporate and administrative functions (Exh. JP-3, at 10).56 The Joint Petitioners disaggregated labor savings into nine principal functional areas, which reflect a current total of 2,171 existing corporate positions (Exh. JP-1

[54]

While the expected merger closing date has been delayed, the Joint Petitioners assert that the rate at which benefits will be achieved may be delayed but that the type and level of savings have not changed (Exh. DPU-STL-2-10).

[55]	To account for inflation and other economic factors, the Joint Petitioners use an inflation rate based on forecast data through 2021 from Moody’s Analytics (Exh. JP-3, at 7).
[56]	The savings estimates do not include potential re-engineering or downsizing opportunities available to each company on a stand-alone basis (Exh. JP-3, at 10).

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(Supp.) at 13, 16-17).57 The Joint Petitioners quantified reductions in each functional area based largely on the percentage reductions established in the D.T.E. 99-19 study (Exh. JP-3, at 10). This analysis resulted in 434 estimated personnel reductions, which was then reduced by 20 percent to account for factors including: (1) continuing dual headquarters in Boston and Hartford; (2) the absence of service territory overlap; and (3) the absence of voluntary severance programs (Exhs. JP-1 (Supp.) at 17; JP-3, at 10).58 The resulting forecast of potential personnel reductions is approximately 347 positions, which is equal to 16 percent of the combined total of the current companies (Exh. JP-3, at 10).

Using this analysis, the Joint Petitioners calculated labor savings based on an average 2010 salary, plus benefit costs, including pension, post-retirement benefits other than pension health benefits, 401(k),59 and payroll tax (Exh. JP-3, at 10). The total salary and benefit cost was escalated at projected annual inflation rates (Exh. JP-3, at 9-10). The Joint Petitioners multiplied the resulting annual figure by the average number of position reductions for each year (Exh. JP-3, at 10). The Joint Petitioners applied a capitalization rate of 16.1 percent to account for the

[57]

The Joint Petitioners identified the following areas of personnel reductions: legal, external relations, finance, accounting and planning, human resources, information resources, administrative and support services, purchasing and materials management, customer strategy, marketing and market research, and major account management (Exh. JP-3, at 10).

[58]	The Joint Petitioners do not plan to conduct layoffs or a voluntary severance program, and instead assume an annual average attrition rate of 4.6 percent (Exhs. JP-1 (Supp.) at 17; JP-3, at 10).
[59]

A 401(k) plan is a type of tax-qualified deferral compensation plan in which an employee can elect to have the employer contribute a portion of his or her cash wages to the plan on a pretax basis. www.irs.gov/taxtopics/tc424.html; see 26 U.S.C. § 401(k).

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different financial impacts of capitalized expenses and costs allocated to O&M (Exh. JP-3, at 10). This analysis forecasted total cumulative savings of approximately $449 million in labor costs for the ten-year period following the Proposed Merger (Exhs. JP-1 (Supp.) at 19).

ii.	Non-Labor Savings

The Joint Petitioners divided non-labor costs into three categories (corporate and administrative, purchasing, and energy), the first two of which were further disaggregated into potential areas of savings (Exhs. JP-1 (Supp.) at 18; JP-3, at 6).60 In general, the Joint Petitioners applied the savings rates that were calculated in the D.T.E. 99-19 study for each of the categories (Exh. JP-1 (Supp.) at 18). In some cases, the Joint Petitioners developed the savings estimates based on more specific assessments of existing circumstances or costs associated with the NSTAR and NU operations (Exh. JP-1 (Supp.) at 18-19). This analysis forecasted total cumulative savings of approximately $499 million in non-labor costs for the ten-year period following the proposed merger (Exh. JP-1 (Supp.) at 19).

iii.	Merger-Related Costs

The Joint Petitioners calculated merger-related costs by developing individual estimates for the major categories of cost that are expected to be incurred to complete the merger and

[60]

The Joint Petitioners disaggregated the corporate and administrative category into the following areas: (1) administrative and general overhead; (2) benefits; (3) insurance; (4) facilities; (5) advertising; (6) information services (capital); (7) information services (operation and maintenance); (8) professional services; (9) shareholder services; (10) vehicles; (11) association dues; (12) directors fees; and (13) credit facilities (Exh. JP-1 (Supp.) at 18). The Joint Petitioners disaggregated the purchasing category into the following areas: (1) procurement; (2) inventory; and (3) contract services (Exh. JP-1 (Supp.) at 18).

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achieve operational savings (Exhs. JP-1 (Supp.) at 19-20; JP-3, at 4, 48-49).61 These costs include severance and retention costs, system integration costs, insurance costs, communications costs, fees for legal, investment banking and consulting services needed to complete the transaction and obtain requisite approvals, and other similar costs (Exhs. JP-1 (Supp.) at 20; JP-3, at 4, 48-49). In this analysis, the Joint Petitioners estimated merger-related costs at $164 million (AG Settlement, Art. II(13); Exhs. JP-3, at 49; DPU-STL-1-33, Att. 1). The merger-related costs are amortized in the analysis as $16.4 million per year over the ten-year forecast period for the purpose of estimating net benefits (Exh. JP-3, at 6).

c.	Analysis

In reviewing a proposed merger, one of the factors that the Department considers is the resulting net savings, if any. In reviewing estimated merger savings, the “Department review. . . must be based on whether the figures proposed by the [p]etitioners are reasonable estimates.” D.T.E. 99-47, at 47, 50. Projections of future events can be judged in terms of whether they are substantiated by past experience and supported by logical reasoning founded on sound theory. Boston Gas Company/Essex Gas Company, D.P.U. 09-139 (2010), at 19-20; National Grid/KeySpan Corporation, D.P.U 07-30, at 27 (2010); D.T.E. 99-47, at 50.

The Net Benefits Study provides a detailed quantification of expected costs and savings of the Proposed Merger (Exhs. JP-1 (Supp.) at 10-11; JP-3, passim). The Joint petitioner’s use of

[61]

The AG Settlement provides that the Joint Petitioners may not recover from ratepayers $40 million out of the $164 million for change in control and retention payments made to company executives (AG Settlement, Art. II(14)). This ratepayer benefit is discussed further below in Section V.C.2.

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the methodology that the Department approved in D.T.E. 99-19 is appropriate because of substantial similarities between the two cases (Exh. JP-1 (Supp.) at 11-13). Further, based on analysis conducted several years after the closing of the BEC-CES Merger, the savings achieved from that merger exceeded the estimates in the D.T.E. 99-19 study by nearly 50 percent, which supports the likelihood that the predicted level of net savings in this case is conservative (Exh. JP-1 (Supp.) at 11-12, 16). Moreover, the level of savings projected in this proceeding is consistent with that achieved by other similar mergers (Exhs. JP-1 (Supp.) at 5-9; DPU-NU-1-19; AG-NU-6-4).

Therefore, the Department finds that (1) the Joint Petitioners have made a fair and reliable estimate of the savings that would occur as a result of the merger; and (2) the evidence demonstrates that the figure of $302 million reasonably forecasts the merger-related savings over the ten-year period attributable to the Operating Companies.

C.	Distribution of Net Savings between Ratepayers and Shareholders

1.	Introduction

In addition to the Rate Credit and Base Rate Freeze, the Settlements contemplate that ratepayers will share in the savings resulting from the merger through lower costs of service as will be reflected in subsequent rate proceedings (Exhs. JP-1, at 18; DPU-NU-1-21; DPU-NU-3-18; DPU-STL-1-21 (Supp.). Various factors, including the timing and frequency of rate cases, can affect how and when ratepayers will share in those savings. Thus, this section examines whether there will be a fair distribution of the net merger savings between shareholders and ratepayers.

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2.	Recovery of Merger-Related Costs

a.	Introduction

As discussed above, the Joint Petitioners estimate that the enterprise-wide merger related transaction and integration costs will be $164 million (Exh. JP-3, at 6, 49). The Settling Parties have agreed that the Joint Petitioners may not recover from ratepayers any costs for change of control or retention payments provided to company executives (AG Settlement, Art. II(14)). Of the $164 million in total merger costs, the anticipated change in control and retention payments are collectively $40 million, of which $15.4 million, or approximately 40 percent would otherwise have been allocated to the Massachusetts Operating Companies (Exhs. JP-3, at 49; DPU-STL-33, Att.).62

b.	Analysis

If merger-related savings are demonstrated to equal or exceed other transaction and reasonable integration costs, such costs are eligible to be considered by the Department for recovery in a future rate case through the retention of merger-related synergies (AG Settlement, Art. II(14)). The Companies anticipate enterprise-wide transaction costs of $66.1 million and integration costs of $98.2 million, collectively $164 million (see Exhs. JP-3, at 6, 49; DPU-STL-1-32, Att.; DPU-STL-1-33, Att.). Of the $98.2 million in integration costs, the Companies estimate incurring $40 million of costs for executive severance and retention payments related to the Proposed Merger (see Exhs. DPU-NU-1-28, Att. at 95, 100, 102;

[62]	The operating costs of NSTAR Electric, NSTAR Gas, and WMECo are expected to total approximately 40 percent of operating costs of the post-merger enterprise (Exh. JP-1 (Supp.) at 21).

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DPU-STL-1-33, Att.). The share allocable to the Operating Companies would be $15.4 million (Exh. DPU-STL-1-33, Att.).63 Article II(14) of the AG Settlement precludes the recovery of these costs from ratepayers. The Department in the past has found that these types of payments are a necessary component of companies’ participation in the labor market and, consequently, has allowed for their recovery. D.T.E. 98-27, at 54. Therefore, we find that the exclusion of change in control and retention payments to executives provides an economic benefit to Massachusetts ratepayers of $15.4 million (see Exhs. JP-3, at 49; DPU-STL-1-33, Att.).

With respect to other merger related costs, the Department has recognized that companies incur costs when merging and that these costs may be recovered in rates provided that the public interest standard of Section 96 is satisfied. D.T.E. 99-19, at 37-38; D.T.E. 98-128, at 90; D.T.E. 98-31, at 44-46; D.T.E. 98-27, at 52-53; Mergers and Acquisitions at 16, 8-19. We have, however, consistently held that merger-related costs cannot be recovered unless they are exceeded by merger-related savings. D.P.U. 09-39, at 276; D.P.U. 08-43-A at 44-45. The AG Settlement is consistent with this precedent.

3.	Distribution of Net Savings to Ratepayers through Lower Cost of Service

a.	Introduction

Companies achieving cost savings through mergers and other business combinations (e.g., acquisition by holding companies, etc.) are expected to incorporate those savings in their subsequent base rate proceedings. Massachusetts Electric Company and Nantucket Electric

[63]	The allocation factors are 27.8 percent for NSTAR Electric, 5.3 percent for NSTAR Gas, and 5.5 percent for WMECo, collectively 38.6 percent (Exh. DPU-STL-1-33, Att.).

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Company, D.P.U. 09-39, at 275 (2009); Bay State Gas Company/Fitchburg Gas and Electric Light Company, D.P.U. 08-43-A at 44-45 (2008). As a general proposition, and assuming that net savings are realized through a merger,64 such savings will be passed on to ratepayers directly through a lower cost of service in subsequent rate filings. We note, however, that frequency and timing of a rate case can affect the distribution of merger-related savings between ratepayers and shareholders.

The frequency of rate cases affects how net merger savings are distributed between shareholders and ratepayers because these savings (i.e., from cost reductions made possible by the merger) accrue to shareholders (i.e., the companies) from the time such savings are achieved, until the next rate case. Through a rate case, the lower costs (i.e., from merger related cost reductions) are transferred as benefits to ratepayers through lower rates than would have been the case absent the merger (see Exhs. DPU-NU-6-4; DPU-STL-2-10; RR-DPU-23).65

The timing of rate cases relative to the timetable for achieving merger savings also affects the allocation of benefits to ratepayers. As reflected in Table B: Detailed Ten-Year Net Benefits Summary from the Net Benefits Study, which shows the schedule of projected net benefits of the

[64]

The realization of net savings can be affected by such factors as financial market and economic conditions, acquisition and disposition of assets, changes in tax laws and policies, changes in, and compliance with, environmental and safety laws and policies, weather conditions that directly influence the demand for electricity and natural gas, ability to maintain current credit ratings, union contract negotiations, changes in financial accounting and reporting standards.

[65]

It should be noted that this phenomenon, i.e., of increased benefits for ratepayers through more frequent rate cases, applies only to the distribution of net savings from a merger, and does not necessarily apply when considering ratemaking in general.

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Proposed Merger over a ten-year period, it would take five years following the close of the Proposed Merger for the Joint Petitioners to achieve the full level of savings (Exhs. JP-3, at 6; DPU-STL-1-21 (Supp.) at 3 n.4). Thus, for ratepayers to see lower costs from merger savings, a rate case must occur after those savings have been incurred and incorporated into a company’s cost of service.66

b.	Joint Petitioners

The Joint Petitioners have indicated that they intend to file rate cases before the conclusion of the Base Rate Freeze Period for rates to go in affect at the end of the Base Rate Freeze Period (DPU-STL-1-21, (Supp.) at 3 citing Tr. 4, at 402-403). The Joint Petitioners assert that the merger savings will lower the Operating Companies’ costs of service and allow the Operating Companies to seek lower rate increases in these rate cases than they otherwise would have sought absent the merger (Exhs. JP-1, at 18;
DPU-NU-1-21; DPU-STL-3-18; DPU-NU-1-21 (Supp.). To support this contention, the Joint Petitioners assert that, as a result of the merger, NSTAR Electric and NSTAR Gas will request smaller rate increases in 2015 (for rates effective after the Base Rate Freeze Period) than they otherwise would have, leading to annual aggregate rate

[66]

We note, however, that even if net savings are not passed on immediately to ratepayers, ratepayers can benefit from the savings in other ways. For example, such savings may benefit customers when distribution companies use the net savings to reinvest in their system and operations, with resulting service improvements for customers. The Joint Petitioners assert, for example, that NSTAR Electric used the net savings from the D.T.E. 99-19 merger to: (1) keep utility operations and maintenance expenses in 2010 lower than in 1999, the year before that merger; and (2) increase utility net-plan investment from $2.3 billion in 1999 to $4.5 billion in 2010, yielding substantial advances in delivery-system automation, network monitoring, reliability upgrades, and customer-interface technologies (Exh. JP-1 (Supp.) at 6-7)).

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savings of $19 million (Exh. DPU-STL-1-21 (Supp.)). According to the Joint Petitioners, by extrapolating these savings over the remaining six years of the ten-year period analyzed in the Net Benefits Study, NSTAR Electric and NSTAR Gas customers will experience savings of $115 million (Exh. DPU-STL-1-21 (Supp.) at 3-4).

c.	Analysis

For numerous reasons, it is reasonable to expect that NSTAR Electric, NSTAR Gas, and WMECo will file rate cases as soon as they are able to do so under the Settlements. For example, as noted in Section V.A.3.iii, after the Base Rate Freeze Period, NSTAR Electric and NSTAR Gas will not be allowed to recover any LBR. Similarly, NSTAR Electric will not be allowed to recover costs associated with its CPSL program after it has recovered its 2015 costs, and would require a rate case to include such costs in base rates. In addition, in general, capital investments made during the Base Rate Freeze Period will not be included in cost of service without a rate case. Finally, by the end of the Base Rate Freeze Period, the Operating Companies will not have had any rate increases to account for inflationary pressures or other cost increases.

Nonetheless, given that NSTAR Electric and NSTAR Gas have not had adjudicated rate cases in over 20 years, we are concerned that the Joint Petitioners have made no firm commitment for the Operating Companies to file rate cases in 2015 for rates effective after the Base Rate Freeze Period or any specific time thereafter. Similarly, the Joint Petitioners have not guaranteed that they will pass along to ratepayers any specific amount of the estimated net savings from the Proposed Merger, other than through the Rate Credit. Moreover, the purported benefits of avoided rate increases resulting from the Base Rate Freeze, as well as the potential benefit from

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a lower cost of service in a future Section 94 proceeding, contain levels of uncertainty. In light of these concerns, we are encouraged that the Settlements include provisions that are intended to increase the transparency in accounting for the merger savings and financial reporting. As addressed below, however, we find that, in order to ensure a fair distribution of net merger savings between ratepayers and shareholders, additional transparency and reporting requirements are necessary.

4.	Transparency and Facilitating the Ratemaking Process

a.	Settlement Provisions

The Settlements contain numerous provisions to increase transparency and facilitate the ratemaking process. First, the AG Settlement requires the Joint Petitioners to account for and report to the Department the actual transaction costs of the merger within 90 days of the close of the Proposed Merger (AG Settlement, Art. II(15)). Second, the Operating Companies must each provide to the Attorney General, DOER, and the Department yearly reports on merger integration efforts including, but not limited to, any savings achieved attributable to the merger integration efforts (AG Settlement, Art. II(15)). Third, at least 60 days prior to the filing of their next rate cases, the Operating Companies must submit final merger integration reports to the Attorney General, DOER, and the Department (AG Settlement, Art. II(15)); DOER Settlement, Art. 3.3).

Fourth, the AG Settlement requires that 60 days before filing its next rate case, NSTAR Electric must present to the Department an independent study that includes: (1) an examination and verification of the Annual Returns to the Department for the four-year period ending December 31 of the test-year period; and (2) verification of the assets contained in NSTAR’s Electric distribution rate base as of the test-year end (DOER Settlement, Art. 3.3).

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Fifth, the AG Settlement provides that the Operating Companies may file with the Department only two rate cases at the same time (AG Settlement, Art. II(4)). The third Operating Company’s rate case petition must lag by at least six months (AG Settlement, Art. II(4))

b.	Analysis

We find that the Settlements will significantly increase transparency and improve the ratemaking process. However, because the Joint Petitioners have made no firm commitment to file rate cases within any specific timeframe or guarantee that they will pass along any specific amount of merger-related savings to ratepayers, in order to ensure a fair distribution of net merger savings between ratepayers and shareholders, we find that additional ratepayer protections are necessary. First, because the Joint Petitioners estimate that the full merger-related cost reductions will not be achieved until five years following the Base Rate Freeze Period (see Exh. JP-3, at 6), the Department requires the Operating Companies to provide the Department in June 2018 with an updated accounting of merger-related savings, which shows (a) actual savings per year for the period 2012 to 2017, (b) the distribution of savings between ratepayers and shareholders for the period 2012 to 2017, and (c) projected savings for the remainder of the ten-year amortization period.

Second, while the Department considers the independent study set forth in DOER Settlement, Article 3.3 useful in preparing for the review of an NSTAR Electric rate case, and worthwhile in providing the public with valuable information, additional information and a more

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certain filing date is needed for the study to be as beneficial as possible to the Department and others. This is particularly the case if NSTAR Electric does not file a rate case in 2015. Thus, the Department directs NSTAR Electric to submit this study to the Department 60 days before filing its next rate case, as directed by Article 3.3 of the DOER Settlement, or on April 15, 2015, whichever occurs first. At the same time NSTAR Electric files the independent study with the Department, NSTAR Electric shall also provide the Department with the following additional information for each year of the Base Rate Freeze, traceable to the Annual Returns:67

1.	Total O&M Expense;

2.	Depreciation and Amortization;

3.	Taxes Other Than Income Taxes;

4.	Income Taxes;

5.	Total Plant In-Service;

6.	Rate of Return; and

7.	Total Operating Revenues by Rate Component.

Consistent with Article 3.3 of the AG Settlement, the costs and expenses associated with providing this information to the Department shall not be entitled to recovery in any subsequent rate case or Section 93 proceeding.

Finally, we note that the Department’s authority under G.L. mechanism for the Department to ensure that there is a fair distribution of merger savings between

[67]

For purposes of providing this additional information, NSTAR Electric shall provide the information separately for each of its component companies: Boston Edison Company, Cambridge Electric Light Company, and Commonwealth Electric Company.

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ratepayers and shareholders. If the Department has any reason to believe that the earnings of NSTAR Electric, NSTAR Gas, or WMECO are excessive or if we have concerns about their prices or quality of service either during the Base Rate Freeze Period or thereafter, we will investigate the propriety of rates pursuant to Section 93. D.T.E. 98-27, at 14 (“Approval of the Rate Plan does not — indeed, cannot — contradict the grant of authority made by §93”); D.T.E. 05-85, at 29 (Section 93 provides appropriate relief for the investigation of issues of price or quality of service should they arise during a rate plan). The Settling Parties recognize and endorse this fundamental legal concept: Article III(8) of the AG Settlement reiterates, specifically with respect to the Attorney General’s powers and duties under Section 93, what the Department had previously held about its own and others’ statutory powers and duties (see also Exh. DPU-STL-1-23 (“AG-DOER Settlement Agreement does not restrict the rights of either the Attorney General or the Department to initiate a general review of base distribution rates under G.L. c. 164, § 93; nor could it, since those are statutory rights that cannot be abrogated.”)). The Department disagrees with the Joint Petitioners’ assertion, however, that the Department must justify a decision to implement a Section 93 action by a “material change in circumstances that have the effect of modifying the basis for the Department’s approval of the settlement agreement in this docket” (Exh. DPU- STL-1-23). To be clear, while the Department finds today that the Settlements are consistent with the public interest, the Department will not hesitate to commence a Section 93 action in the future if it deems it in the public interest to do so.

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D.	Conclusion on the Economic Benefits of the Merger

In Sections V.A-C, we have examined economic impacts of the Proposed Merger and the Settlements. In conducting this examination, we note specific Settlement provisions that have benefits that are quantifiable with a reasonably high degree of certainty for ratepayers over a ten-year period. These benefits include: (1) a $21 million Rate Credit; (2) between $50 million and $168 million from the Base Rate Freeze; (3) $115 million in lower rates starting in 2016 as a result of NSTAR Electric’s and NSTAR Gas’ reduced costs of service from the Proposed Merger; and (4) $15 million through the exclusion of executive change in control and retention payment costs. Thus, we estimate that the gross economic benefits from these aspects of the Proposed Merger to be between $201 million to $319 million over a ten-year period.68

While the AG Settlement’s LBR provision benefits ratepayers by allowing NSTAR Electric and NSTAR Gas to robustly participate in the Commonwealth’s energy efficiency goals, it is the one Settlement provision for which the projected result is a near-term increase in costs to ratepayers, projected as approximately $113 million during the Base Rate Freeze Period. Subtracting these costs from the gross ten-year economic benefits, these aspects of the Proposed Merger yield a ten-year net economic benefit for ratepayers of between $88 million to $206 million.

[68]

We note, however, that this quantification does not include all possible economic benefits from the Proposed Merger. For example, while it includes estimates of net merger savings being passed on to NSTAR Electric and NSTAR Gas customers in their first rate case following the Base Rate Freeze Period, it does not include a comparable calculation for WMECo, as such was not provided in the record. Further, this quantification does not include estimates of savings being passed on to ratepayers through any subsequent rate cases which may take place over the next ten years, or beyond. The Joint Petitioners estimate such ratepayer savings to be billions of dollars over the next forty years (RR-DPU-23, Att.). Finally, as addressed above, we note that ratepayers also will benefit from investment in operations and infrastructure made possible by the net merger savings between rate cases.

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We find that the Settlements will significantly increase transparency and improve the ratemaking process. However, in order to ensure a fair distribution of net merger savings between ratepayers and shareholders, we find that additional ratepayer protections are necessary. Thus, we require NSTAR Electric to submit an independent study by a date certain and to provide further information about its cost of service. We also require all the Operating Companies to provide the Department in June 2018, with an updated accounting of merger savings and the distribution of merger savings between shareholders and ratepayers.

In sum, based on the quantification of projected savings and costs of the Proposed Merger and the increased transparency obligations, we find that there will be significant net economic benefits from the Proposed Merger that will, over time, provide significant monetary benefits for ratepayers.

E.	Effect on Service Quality

1.	Introduction

The DOER Settlement requires WMECo, by December 31, 2015, to achieve “measurable” improvements in its service quality levels relative to its current pre-merger service quality benchmarks (DOER Settlement, Art. 3.1). 69 NSTAR Electric must meet established service quality benchmarks throughout the same time period (DOER Settlement, Art. 3.1). In

[69]

By “measurable” improvement, the Settling parties mean that a comparison of WMECo’s 2015 service quality metrics to its 2011 service quality metrics must show improved performance on one or more of the metrics (Exh. DPU-STL-1-1, at 1).

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addition, the Joint Petitioners assert that there will be substantial management focus and financial and human resources devoted to fulfilling these service quality goals (Exh. DPU-STL-1-1, at 1).70 The Settlements do not address service quality for NSTAR Gas, but the Joint Petitioners state that the current service quality standards are sufficient to track post-merger service quality for that company (Exh. JP-1, at 17).

WMECo, NSTAR Electric, and NSTAR Gas all operate under Department-approved service quality plans. The service quality plans for electric distribution companies contain penalty measures and establish the benchmarks for each measure. Review of Electric Distribution Companies Service Quality Plans, D.P.U. 07-52, at 5-6 (2009).71 Since 2007, WMECo has incurred penalties for both system average interruption duration (“SAIDI”) and system average interruption frequency (“SAIFI”) for performance year 2008, and incurred a penalty for SAIDI in performance year 2009. 2009 WMECo Service Quality, D.P.U. 10-SQ-14, at 4 (2011); 2008 WMECo Service Quality, D.P.U. 09-23, at 4-5 (2011). NSTAR Electric has not incurred any

[70]

Furthermore, the Joint Petitioners state that if the service quality of NSTAR Electric and WMECo were to decline below historic levels, financial penalties could be triggered by the Department’s service-quality system (Exh.DPU-STL-1-1, at 2). The Joint Petitioners add that a base-rate proceeding following the expiration of the rate freeze is anticipated and that, in the course of such proceeding, the Department also has the authority to address non-compliance with regulatory commitments (Exh. DPU-STL-1-1, at 2).

[71]

The Department evaluates electric distribution companies on the following performance standards: telephone answering; service appointments; meter reads; consumer complaints; billing adjustments; system average interruption duration; system average interruption frequency; accident rate; poor performing circuits duration. D.T.E. 07-52, at 1-3.

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penalties pursuant to the Department’s SQ Guidelines since 2007.72 2009 NSTAR Electric Service Quality, D.P.U. 10-SQ-13, at 3-4 (2011); 2008 NSTAR Electric Service Quality, D.P.U. 09-20, at 4 (2011); 2008 NSTAR Electric Service Quality, D.P.U. 08-20, Letter Order at 3 (2010).73

The service quality plans for gas distribution companies contain seven penalty measures, including telephone answering response times. Service Quality Guidelines for Electric Distribution Companies and Local Gas Distribution Companies, D.P.U. 04-116-B at 14 (2006) (“SQ Guidelines”).74 NSTAR Gas has not incurred a penalty since its current service quality plan went into effect on January 1, 2007. See, e.g., NSTAR Gas Company, D.P.U. 11-SQ-09 (2012); NSTAR Gas Company, D.P.U. 10-SQ-09 (2010); NSTAR Gas Company, D.P.U. 09-21 (2009). The D.T.E. 05-85 settlement established for NSTAR Gas a benchmark of 80 percent for all telephone calls answered within 30 seconds, whereas other gas local distribution companies (“LDCs”) must meet a benchmark of 20 seconds.75 D.T.E. 05-85, at 12; Service Quality

[72]	In a currently pending matter, NSTAR Electric is disputing a $100,000 poor performing circuit penalty pursuant to the D.T.E. 05-85 settlement. D.P.U. 09-20, at 4.
[73]	The Department has yet to issue its 2010 service quality findings for NSTAR Electric and WMECo.
[74]

Additional service quality penalty measures for gas companies are: response to odor calls; lost work-time accident rate; service appointments met; on-cycle meter readings; Department Consumer Division cases; and billing adjustments. SQ Guidelines at 14

[75]

The phone answering metric requires that “each Company shall report the percentage of telephone calls that are handled within a time interval that is consistent with a Company’s existing telephone response-time measurement system, or as otherwise approved by the Department. Companies who have had no telephone response-time measurement system until the date of this Order shall adopt a 20-second performance standard. Each Company shall also provide, separately, call-handling times for Emergency Calls and Non-Emergency Calls.” SQ Guidelines at 5-6.

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Guidelines, D.T.E. 04-116-C (2007). Upon expiration of the D.T.E. 05-85 settlement.76 NSTAR Gas will begin using the 20-second standard applicable to all gas LDCs, and will be required to track and measure phone answering separately for emergency and non-emergency calls (Tr. 5, at 578).

The Joint Petitioners explain that because the Operating Companies will continue to operate as independent entities, the Proposed Merger will not have an adverse impact on service quality (Exh. JP-1, at 16-17). In fact they assert that service quality will improve. Specifically, the Joint Petitioners state that there is no greater potential for service interruptions and no negative service quality consequences as a result of the Proposed Merger (Exh. JP-1, at 16). The Joint Petitioners anticipate that service quality will be favorably affected by the adoption of “best practices” between and among the Operating Companies, and that customers should benefit from this exchange of ideas, methods, and procedures as well as the implementation of system-wide best practices in the areas of operations and customer service (Exhs. JP-1, at 16-17; DPU-NU-7-2; AG-NU-3-12). In addition, the Joint Petitioners contend that the Proposed Merger will not change the Department’s authority with respect to the quality of service that the Operating Companies provide to their customers (Exh. JP-1, at 17). The Joint Petitioners state that service quality is currently measured, monitored and enforced through the annual service quality filings reviewed by the Department, and penalties may be assessed if service were to fall below historical benchmark levels (Exh. JP-1, at 17). No party addressed this matter in their comments.

[76]

Based on our review of the D.T.E. 05-85 settlement and our Order approving that settlement, and as acknowledged by the Joint Petitioners in this proceeding, the Department considers that the D.T.E. 05-85 settlement is effective only through December 31, 2012 (see Exh. AG-NU-7-10).

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2.	Analysis

The Department recognizes the importance of maintaining service quality standards, especially when a merger of companies (and the resultant economies of scale in an effort to achieve cost savings) could result in service quality degradation. D.P.U. 09-139, at 23. Therefore, in analyzing the Proposed Merger, and in accordance with the Section 96 standard of review set forth above, the Department considers the potential impact of the merger on quality of service, any anticipated interruptions of service, and any other factors that may adversely impact customer service.

Pursuant to Article 3.1 of the DOER Settlement, WMECo must achieve measurable improvements in its service quality levels by December 31, 2015, and NSTAR Electric must meet established service quality benchmarks throughout the same time period (DOER Settlement, Art. 3.1). Moreover, the Joint Petitioners have agreed to put concentrated efforts and resources into accomplishing these results (Exh. DPU-STL-1-1, at 1). The Department finds that these efforts will lead to benefits for ratepayers. The Department will continue to monitor each Operating Company’s service quality performance pursuant to the established process for reviewing distribution companyies’ service quality performance in annual filings and future rate cases.

The Joint Petitioners do not offer any improvement to the service quality plans for NSTAR Gas, stating that the current service quality standards are sufficient to track post-merger service

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quality for that company (Exh. JP-1, at 17). Nevertheless, the performance benchmarks included in NSTAR Gas’ current service quality plan provide strong incentives for NSTAR Gas to ensure that its ratepayers will be protected from service degradation following this merger. Moreover, upon expiration of the D.T.E. 05-85 settlement, NSTAR Gas will begin tracking and measuring phone answering at the more demanding 20-second standard required of other Massachusetts gas LDCs. NSTAR Gas also will have the opportunity to improve its service quality to its ratepayers through the adoption of best practices post-merger (Exhs. JP-1, at 16-17; DPU-NU-7-2). The Department will continue to monitor the performance of NSTAR Gas through its annual service quality filings and future rate cases.

3.	Capital Projects Scheduling List

a.	Introduction

CPSL was initially established in a rate settlement that the Department approved in D.T.E. 05-85. The CPSL provision allowed NSTAR Electric cost recovery on a dollar-for-dollar basis for the following projects: (1) the stray voltage inspection-survey and remediation program; (2) the double-pole inspection, replacement/restoration and transfer program; and (3) the manhole inspection, repair, and upgrade program. D.T.E. 05-85, at 10. The cost recovery for the CPSL projects includes the revenue requirement associated with the increase in capital investment that is incremental to the test year expenditures for CPSL projects (depreciation, return on investment, and taxes) and incremental O&M expenses for the CPSL projects. D.T.E. 05-85, at 10.

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The AG Settlement reduces the current CPSL surcharge from 0.089 cents per kWh to 0.069 cents per kWh to be effective on and after the first month following the date of the Department’s approval of the Proposed Merger (AG Settlement, Art II(6); Exh. DPU-STL-1-7, at 1). In addition, the AG Settlement extends the CPSL program through the end of the Base Rate Freeze Period and limits cost recovery to no more than $15 million annually (AG Settlement, Art. II(6); Exhs. DPU-STL-1-7, at 1; DPU-STL-2-3). The CPSL surcharge will terminate after recovery of the CPSL costs incurred in 2015 that are eligible for recovery commencing in 2016 through the CPSL surcharge (AG Settlement, Art. II(6); Exh. DPU-STL-1-7, at 1). Further, the AG Settlement requires that NSTAR Electric maintain through the end of the Base Rate Freeze Period the number of inspections completed in 2007-2010 for stray voltage, overhead utility poles, and underground manholes (AG Settlement, Art. II(6)). If the number of inspections over this period falls short, then NSTAR Electric must credit its customers an amount equal to the percentage shortfall times $60 million (AG Settlement, Art. II(6)). No intervenors commented on this provision.

b.	Analysis

The CPSL program activities are fully integrated components of NSTAR Electric’s efforts to maintain service reliability and integrity on its system. The $15 million fixed revenue requirement amount will maintain spending at approximately its current level. Moreover, the Department interprets the AG Settlement to mean that the CPSL charge will end once NSTAR Electric has recovered for its 2015 CPSL activities (AG Settlement, Art. II(6); Exh. DPU-STL-1-7, at 1-2). Therefore, the Department finds that the CPSL provision is

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beneficial to customers because it provides NSTAR Electric with the necessary funds to maintain the reliability and safety of its system during the time period during which it has agreed to freeze base distribution rates.

F.	Long-Term Strategies that Will Assure a Reliable, Cost-Effective Energy Delivery System

1.	Introduction

Issues of clean energy and climate change have become an integral component of the energy portfolio in Massachusetts in recent years. The focus on these issues has taken place on numerous fronts, most notably with Governor Patrick’s setting goals for Massachusetts to achieve 2000 MW of installed wind capacity by 2020 and 250 MW of installed solar capacity by 2017.77 Moreover, in 2008, the Legislature passed and the Governor signed a variety of clean energy legislation, including the GCA, which mandated numerous policies and requirements related to clean energy, and the Global Warming Solutions Act (“GWSA”), St. 2008, c. 298, which established a number of requirements for reducing greenhouse gas (“GHG”) emissions in the Commonwealth.78 In particular, the GWSA directs that the Commonwealth: (1) reduce its GHG emissions by 25 percent of 1990 levels by 2020; (2) reduce its GHG emissions by at least 80 percent of 1990 levels by 2050; and (3) develop interim 2030 and 2040 emissions limits to

[77]	See http://www.mass.gov/eea/grants-and-tech-assistance/guidance-technical- assistance/agencies-and-divisions/doer/renewable-energy-snapshot.html
[78]

The GWSA defines greenhouse gas as, “any chemical or physical substance that is emitted into the air and that the [D]epartment [of Environmental Protection (“DEP”)] may reasonably anticipate will cause or contribute to climate change including, but not limited to, carbon dioxide, methane, nitrogen oxide, hydrofluorocarbons, perfluorocarbons and sulfur hexafluoride.” G.L. c. 21N, § 1.

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“maximize the ability of the [C]ommonwealth to meet the 2050 emissions limit.” G.L. c. 21N, §§ 3(b), 4(a). On December 29, 2010, pursuant to G.L. c. 21N, § 4(a), the Secretary of the Massachusetts Executive Office of Energy and Environmental Affairs established the requirement that the Commonwealth reduce its GHG emissions by 25 percent of 1990 levels by the year 2020 and issued an accompanying plan — the Massachusetts Clean Energy and Climate Plan (“2020 Plan”) — to achieve these reductions.79 Further, the GWSA requires that agencies, including the Department, consider reasonably foreseeable climate change impacts, including additional GHG emissions, when considering and issuing permits, licenses and other administrative approvals and decisions. St. 2008, c. 298, § 7.

In sum, these goals, statutes, policies, and requirements provide significant direction and guidance for the Department in its review of whether the Proposed Merger meets the Department’s net benefit standard. As such, we conclude that activities and commitments that advance clean energy development and address climate change comprise an important component of the Section 96 factor regarding long-term strategies to provide a reliable, cost-effective energy delivery system. With this in mind, we review below the various elements of the Settlements and Proposed Merger which involve advancing clean energy and addressing climate change.

[79]

Massachusetts Clean Energy and Climate Plan for 2020, at 92 (December 29, 2010), http://www.mass.gov/eea/docs/eea/energy/2020-clean-energy-plan.pdf. See also Memorandum from Ian A. Bowles, “Determination of Greenhouse Gas Emissions Limit for 2020” (December 28, 2010), http://www.mass.gov/eea/docs/eea/energy/2020-ghg-limit-dec29-2010.pdf.

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2.	Energy Efficiency, Solar, Electric Vehicles

a.	Introduction

The DOER Settlement contains provisions related to energy efficiency, solar energy, and electrical vehicles. First, NSTAR Electric and WMECo commit to increasing their aggregate 2012 energy efficiency savings targets applicable under the three-year energy efficiency plans from 544,408 MWh to 555,296 MWh (DOER Settlement, Art. 2.3; Exh. DPU-STL-2-21). According to the DOER Settlement, if this increase is not achieved, NSTAR Electric will be penalized by a reduction of its 2012 incentive payment (DOER Settlement, Art. 2.3). In addition, from 2013 through 2015, NSTAR Electric and WMECo will increase their aggregate energy efficiency savings target to at least 2.5 percent of retail sales annually through energy efficiency (DOER Settlement, Art. 2.3; Exhs. DPU-STL-5-5; DPU-STL-5-6).

Second, NSTAR Electric will conduct two RFPs of five MW each to procure contracts for SRECs, for terms of up to ten years (DOER Settlement, Art. 2.4).80 In addition, while not directly addressed in the Settlements, the Joint Petitioners have committed to WMECo’s constructing, owning, and operating an additional two MW of solar generation above the current six-MW cap on its solar program (Joint Petitioners Brief at 41, 85, citing Exhs. JP-1 at 35-36; DPU-STL-2-23; see also Tr. 10, at 1509).

Third, NSTAR Electric will develop and implement an EV Pilot and associated tariff, in collaboration with DOER, to identify the most cost-effective approach to establishing electric

[80]

NSTAR Electric plans to conduct this procurement pursuant to Section 83 of the GCA, including the provision regarding collecting the remuneration of four percent of annual contract costs (Exh. DPU-STL-2-24).

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vehicle charging infrastructure in the merged entity’s service area in Massachusetts (DOER Settlement, Art. 2.6). The Joint Petitioners stated in their initial brief that NU is currently launching a Connecticut pilot program and has developed expertise with respect to the infrastructure needed to foster the growth of electric vehicles (Joint Petitioners Brief at 41, citing Exh. JP-1 (Supp.) at 35-36).

b.	Comments

CLF and the Low-Income Intervenors support the energy efficiency provision in the DOER Settlement (CLF Comments at 8; Low-Income Intervenors Comments at 4). CLF supports the provision because it specifically quantifies the Joint Petitioners’ commitments to increase energy efficiency above current levels (CLF Comments at 8). ENE supports the energy efficiency provision but argues that the proposed increase to the 2012 targets is very modest in scope (ENE Comments at 3).

In addition, ENE contends that the Energy Efficiency Advisory Council (“EEAC”) should be involved in setting the increase to the aggregate energy efficiency savings targets for NSTAR Electric and WMECo, and questions why there is no stated minimum target for NSTAR Gas (ENE Comments at 3). TEC calls for the Department to reject the energy efficiency provision, arguing that the unilateral increase in the energy efficiency goal — isolated from the goal-setting process involving the EEAC and Department approval — challenges the consistency goals of the GCA (TEC Comments at 7; TEC Reply Comments at 2).

The Compact requests clarification that the energy efficiency savings targets proposed for NSTAR Electric and WMECo will not apply to other Massachusetts energy efficiency program

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administrators (“PAs”), and that each PA should continue to develop savings targets appropriate to its own circumstances (Compact Comments at 8). In response to the Compact’s concerns, the Joint Petitioners state that the DOER Settlement does not, and cannot, bind any other Massachusetts PA to the savings targets proposed here (Joint Petitioners Reply Comments at 4).

As for the EV Pilot, ENE supports this provision but argues that it lacks clarity on certain points and notes that WMECo is not making any commitment to participate in the pilot (ENE Comments at 4).

c.	Analysis

The Department finds that the energy efficiency, solar, and EV Pilot provisions of the DOER Settlement will provide material benefits for the ratepayers of NSTAR Electric and WMECo, particularly in light of the goals and priorities framed by Governor Patrick’s renewable energy targets, the GCA, the GWSA, and the 2020 Clean Energy and Climate Plan. Based on our discussion of each of these provisions below, we conclude that each contributes to a long-term strategy of providing a reliable, cost-effective energy delivery system.

Regarding the energy efficiency proposals, the Department concludes that these provisions should provide a modest but material increase in the aggregate 2012 targets of NSTAR Electric and WMECo, as well as in the annual targets of the next three-year plan, which addresses program years 2013-2015. The Department notes that the penalty provision regarding 2012 provides added assurance that the additional savings will be achieved this year.

The Department further concludes that these energy efficiency commitments, in particular the commitment to set annual savings targets at 2.5 percent for the next three-year plan, has the

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potential to provide significant benefits in light of the Commonwealth’s energy efficiency requirements. The GCA requires all PAs to develop energy efficiency plans that will provide for the acquisition of all available energy efficiency and demand resources that are cost effective or less expensive than supply. G.L. c. 25, § 21(b)(1). Recognizing that it may be difficult to discern the appropriate level required by this statute, efforts by PAs that expand their energy efficiency goals also help to propel the Commonwealth’s efforts forward in this regard. Further, the Department views this 2.5 percent as a minimum target, and, as stated in the DOER Settlement, if the EEAC establishes a target above the 2.5-percent level, then NSTAR Electric and WMECo will be required to meet that higher standard (DOER Settlement Art. 2.3).81 Thus, we do not find that the energy efficiency provision bypasses the role of the EEAC in establishing savings targets.

Regarding the solar commitments, the Department finds that the DOER Settlement provision requiring NSTAR Electric to procure ten MW of SRECs for periods of up to ten years will also provide benefits for its ratepayers in meeting SREC requirements and for the Commonwealth in advancing the deployment and adoption of solar energy. In assessing the magnitude of this procurement, we note that the Joint Petitioners project that the contracts resulting from these RFPs will satisfy 62 percent of NSTAR Electric’s 2014 SREC requirement (Exh. CLF-NU-2-11; Tr. 5, at 498-502). In addition, the Department agrees with the Joint Petitioners that the Settlement strikes an appropriate balance between cost considerations for

[81]	Both NSTAR and WMECo participate in the EEAC process as PAs, and DOER chairs the EEAC.

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customers and providing both long- and short-term demand for solar resources (Exh. CLF-NU-2-11; Tr. 5, at 498-502). Further, the Department concludes that WMECo’s commitment to build an additional two MW of solar generation similarly could provide benefits, and we expect WMECo to fulfill this commitment.

The Department also finds that the provision to conduct an EV Pilot in collaboration with DOER benefits ratepayers and the Commonwealth. We have previously noted that the electric sector is likely to play a proportionally larger role relative to other sectors in reducing GHG emissions, and that other sectors, including transportation, may need to reduce their own emissions through increased electrification. See D.P.U. 10-54, at 176-177. As such, the exploration and possible advancement of electric vehicles is a significant element in meeting the GWSA’s economy-wide reduction requirements. NSTAR Electric will submit to the Departments its EV Pilot proposal within six months of the issuance of this Order, which provides a reasonable timeframe to formulate a detailed proposal (DOER Settlement, Art. 2.6). Moreover, the Department concurs with the potential benefits offered by the Settling Parties, including that the EV Pilot could: (1) assist the Commonwealth in developing policies for electric vehicles such as time-of-use charging; (2) provide important information on how a smart grid could assist customers with optimal time for charging vehicles; and (3) provide information about whether an off-peak rate would encourage charging during off-peak times (Exh. DPU-STL-2-25). Finally, the Department notes that because NU has already conducted an EV pilot program in Connecticut, NSTAR Electric will be able to utilize NU’s expertise and prior experience with electric vehicles for the benefit of Massachusetts (Exh. JP-1 (Supp.) at 37 39).

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Accordingly, the Department finds that the energy efficiency, solar, and EV Pilot provisions of the DOER Settlement will provide material benefits for ratepayers.

3.	Long-Term Renewable Procurement

a.	Introduction

The DOER Settlement requires NSTAR Electric to enter into a long-term renewable power contract with Cape Wind for a term of 15 years for 129 MW of Cape Wind capacity (DOER Settlement, Art. 2.2). According to the DOER Settlement, if Cape Wind does not begin physical construction of the facility prior to December 31, 2015, then NSTAR Electric will terminate the Cape Wind contract (DOER Settlement, Art. 2.2). If this occurs, NSTAR Electric will issue an RFP for alternative Massachusetts RPS Class I qualified contract(s) of roughly the same size (i.e., for 2.0 percent of NSTAR’s 2013 load) (DOER Settlement, Art. 2.2).82 NSTAR Electric will conduct this procurement pursuant to GCA, Section 83, including seeking remuneration of four percent of contract costs (DOER Settlement, Art. 2.2). Further, the DOER Settlement is explicit that the Department’s approval of the DOER Settlement does not constitute any form of review of the Cape Wind contract or approval or endorsement that the Cape Wind contract is in the best interest of ratepayers (DOER Settlement, Art. 2.2.5). This will be addressed in a future proceeding.

[82]	The Joint Petitioners estimate that the proposed amount of 129 MW of capacity from Cape Wind would equal 1.9 percent of NSTAR Electric’s 2013 electric load requirement (Exh. DPU-STL-5-4).

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b.	Comments

CLF supports the renewable procurement provision of the DOER Settlement, terming it a significant development in the merger (CLF Comments at 7). TEC expresses concern that approval of the Proposed Merger would in essence constitute pre-approval of the Cape Wind contract before the contract has undergone the necessary scrutiny, which TEC argues is an untenable approach and an abuse of discretion (TEC Comments at 5). TEC views the impact of the Cape Wind purchase as having an adverse impact on commercial, industrial, and institutional customers, and argues that this provision should be rejected in its entirety (TEC Comments at 6-7). Both TEC and the Compact expect that approval of the long-term power purchase contract, and the terms thereof, will be subject to a separate proceeding pursuant to GCA Section 83 (Compact Comments at 9; Compact Reply Comments at 1; TEC Reply Comments at 2).

NEPGA argues that the Department should reject the renewable procurement provision in the DOER Settlement because inclusion of this provision at this late date raises significant procedural and substantive questions (NEPGA Reply Comments at 1). More specifically, NEPGA argues that the Cape Wind project was never part of the Proposed Merger and, therefore, never subject to public notice or substantive consideration in this proceeding (NEPGA Comments at 1-2).

The Low-Income Intervenors express concerns with the impact on rates of NSTAR Electric’s Cape Wind purchase, as the price for energy from Cape Wind will be substantially higher than the present cost of energy for basic service customers (Low-Income Intervenors

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Comments at 4). The Low-Income Intervenors further argue that the impact of this purchase should be balanced against benefits from the merger credit and rate freeze (Low-Income Intervenors Comments at 4).

The Joint Petitioners state that the Department has already opened a docket, D.P.U. 12-19, to review the proposed Memorandum of Understanding regarding the Cape Wind proposal, and the Department will open a separate docket to review the Cape Wind contract itself (Joint Petitioners Reply Comments at 5).83

c.	Analysis

The long-term renewable procurement provision of the DOER Settlement does not request that the Department approve a contract between NSTAR Electric and Cape Wind (DOER Settlement, Art. 2.2.5). Indeed, the DOER Settlement specifically states that the Department’s review of the Settlements does not constitute any form of review of the Cape Wind contract or approval or endorsement that the Cape Wind contract is in the best interest of ratepayers for the purposes of the Proposed Merger (DOER Settlement, Art. 2.2.5). Rather, the Joint Petitioners and DOER agree that, for the purposes of this Section 96 proceeding, the importance of the long-term renewable procurement provision of the DOER Settlement is to demonstrate NSTAR Electric’s “commitment to advance the goals of the GSWA and the GSA” (DOER Settlement, Art. 2.2.5).

Thus, by approving the Proposed Merger, the Department is not pre-approving a contract between NSTAR Electric and Cape Wind. The Department will review the Cape Wind contract

[83]	See above for further discussion of D.P.U. 12-19.

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filed on March 30, 2012, in a separate docket, D.P.U. 12-30. In that proceeding, the Department will consider whether the contract comports with the requirements of Section 83 and is consistent with the public interest.84 Therefore, knowing that we cannot rely on an unreviewed and unapproved contract, we view the benefit of this provision of the DOER Settlement as requiring an absolute commitment on the part of NSTAR Electric to execute long-term contract(s) for new Massachusetts RPS Class I qualified resources for at least 0.5 percent more than the three percent currently required by Section 83, as described below.

The DOER Settlement provides that if Cape Wind does not commence physical construction of the facility before December 31, 2015, then NSTAR Electric will terminate the contract and issue an alternative RFP for new Massachusetts RPS Class I qualified renewable contract(s) with a term of at least 15 years, for approximately two percent of its 2013 electric load requirement (DOER Settlement, Art. 2.2). Pursuant to Section 83 of the GCA, each distribution company is required to enter into long-term contracts for renewable energy for a minimum of three percent of its load. GCA, Section 83; D.P.U. 10-54, at 266, 271. To date, NSTAR Electric has already entered into long-term contracts for 1.6 percent of its load, meaning it must purchase another 1.4 percent of its load to meet the three-percent floor required by Section 83. See NSTAR Electric Company, D.P.U. 11-05/11-06/11-07, at 14 (2011). As the DOER Settlement provision requires NSTAR Electric to solicit and enter into contract(s) approved by the Department for either (1) an additional 1.9 percent of its load (in the case of the Cape Wind

[84]	Moreover, in that proceeding, TEC, NEPGA, and others will have the opportunity to file for intervention and, if granted, address directly any issues regarding the contract.

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contract), or (2) two percent of its load if the alternative RFP scenario applies, this will result in NSTAR Electric’s entering into contracts for at least 0.5 percent more than the three-percent floor required by Section 83. Given the benefit of long-term contracts in facilitating the financing of renewable generation, which contributes to meeting the requirements of both the RPS and the GWSA, the Department finds that these requirements provide a benefit for ratepayers and the Commonwealth.

Nevertheless, to ensure pursuant to the DOER Settlement that NSTAR Electric enters into long-term contracts for at least 0.5 percent more than the Section 83 minimum requirement of three percent of its load (and achieves this benefit), the Department directs the following: (1) if the Department denies the contract between NSTAR Electric and Cape Wind, within six months of such denial, NSTAR Electric will implement the alternative RFP process for an additional two percent of its load, consistent with the amount identified in DOER Settlement, Art. 2.2; and (2) in the event that the Cape Wind facility is constructed at a reduced nameplate capacity such that the amount of output purchased by NSTAR Electric is reduced from the level identified in the DOER Settlement, NSTAR Electric will conduct an alternative RFP to purchase an incremental amount of new Massachusetts RPS Class I qualified resources to achieve, at a minimum, a purchase of an additional two percent of its 2013 electric load requirement.

4.	Standby Rate Tariffs and Interconnection of Distributed Generation

a.	Introduction

The DOER Settlement includes several provisions related to the interconnection of distributed generation. First, the DOER Settlement provides that no later than six months from

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the date of the merger closing, NSTAR Electric must petition the Department to open a docket to (1) review NSTAR Electric’s standby rate tariffs with the goal of phasing out tariffs SB-G2, SB-G3, and SB-T2 on a revenue-neutral basis, and (2) evaluate, in collaboration with DOER, fall zone requirements for wind facilities (DOER Settlement, Art. 2.7; Exh. DPU-STL-4-1).85 In addition, NSTAR Electric must file a report, for Department review and approval, summarizing NSTAR Electric’s policies related to customer-funded upgrades for interconnection of distributed generation (DOER Settlement, Art. 2.7).

Regarding standby rate tariffs, the Joint Petitioners explain that the economic viability of distributed generation, viewed as providing cost and environmental benefits to Massachusetts residents, heavily depends on the avoidance of standby charges

(Exh. DPU-STL-2-27). The Joint Petitioners add that the phase-out of standby rate tariffs should remove these rate-design-related obstacles, thereby making the development of distributed generation more economically feasible (Exh. DPU-STL-2-27). Additionally, the Joint Petitioners state that fall zone requirements may create a barrier to installing distributed generation, and so they have agreed to a collaborative review of the fall zone requirements by NSTAR Electric and DOER (DOER Settlement, Art. 2.7; Exh. DPU-STL-7-1).

[85]

Cambridge Electric Light Company’s existing standby rate tariffs are designated as Rate SB-G2 (M.D.T.E. No. 254E) and Rate SB-G3 (M.D.T.E. No. 255E). Similarly, Commonwealth Electric Company’s existing standby rate tariffs are designated as Rate SB-G2 (M.D.T.E. No. 338D) and Rate SB-G3 (M.D.T.E. No. 337D). Boston Edison Company’s standby rate tariffs are designated as Rate SB-T2 (M.D.T.E. No. 138C) and Rate SB-G3 (M.D.T.E. No. 136D).

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Regarding the report and review of NSTAR Electric’s policies related to customer-funded upgrades for interconnection of distributed generation, the Joint Petitioners state that this report will address a range of issues on the Company’s current practices (Exh. DPU-STL-2-28). The Joint Petitioners assert that it is important that customers have access to a transparent accounting of how the interconnection process works, including waiting periods, explanations for required upgrades, and how such determinations of need and cost are made (Exh. DPU-STL-2-28).

b.	Comments

TEC supports the phase-out of the standby rate tariffs (TEC Comments at 7). According to TEC, the elimination of all standby rate tariffs is essential because it will reduce costs to existing facilities and promote new distributed generation by removing rate barriers (TEC Reply Comments at 1-2). TEC urges the Department to adopt such a provision in any order issued in this proceeding and recommends that the Department broaden it to include the phase-out of tariff SB-1 and all standby rate tariffs for all co-generation and distributed generation power owners (TEC Comments at 7; TEC Reply Comments at 1-2).86

Similarly, both ENE and CLF support the elimination of the standby rate tariffs (ENE Comments at 4; CLF Comments at 8). ENE states that the elimination of the standby rates would be a positive step in creating a regulatory environment that encourages the deployment of efficient and cost-effective distributed generation installations (ENE Comments at 4). CLF states that such

[86]

Only Cambridge Electric Light Company has Rate SB-1 (13.8 kV) (M.D.T.E. No. 237H). Under this rate, which has been closed to new customers, standby service is provided to customers with an alternative power source that exceeds 100 kilowatts and supplies at least 20 percent of the customer’s total integrated electrical load (M.D.T.E. No. 237H).

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a phase-out represents a very important step toward promoting the deployment of affordable small-scale distributed renewable generation, consistent with the objectives of the GCA and GWSA (CLF Comments at 8).

ENE also argues that the report regarding customer funded upgrades will be helpful and a positive step, but that there is no guarantee that the policies described will actually encourage well-sited efficient distribution generation (ENE Brief at 4). As such, ENE asserts that sustained efforts will be required to deliver meaningful consumer and environmental benefits (ENE Brief at 4).

The Low-Income Intervenors recommend that, if the Department approves the DOER Settlement, it should be made clear that even if NSTAR Electric petitions the Department to open a docket on standby rates, the Department is not bound to do so or to phase out standby rates (Low-Income Intervenors Comments at 4). The Low-Income Intervenors express concern that eliminating the standby rates could result in higher rates to the extent that those rates cover the Joint Petitioners’ actual costs, and that such costs would no longer be borne by the entities causing those costs (Low-Income Intervenors Comments at 4).

c.	Analysis

In approving the settlement in NSTAR Electric Company, D.T.E. 03-121 (2004), which among other things, provided for the establishment of the existing standby rate tariffs of NSTAR Electric, the Department noted that establishing rate design for standby service is unsettled.87

[87]	Also, the Department acknowledged that, as a result of electric restructuring, the design of standby rates may need to be modified. D.T.E. 03-121, at 41.

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D.T.E. 03-121, at 41, citing NSTAR Electric Company D.T.E. 02-38, at 2 (2002). More specifically, in responding to certain proposals of the Attorney General and DOER in D.T.E. 03-121, relating to standby rates and distributed generation, the Department stated that those proposals88 are more properly addressed in D.T.E. 02-38, adding that:

we will continue to investigate the issues involved in rates for standby service including, but not limited to, whether: (i) the proposed standby rates ensure that customers operating their own on-site generation facilities pay an appropriate share of distribution system costs; (ii) distribution companies should recover their costs through fixed or variable charges; (iii) standby rates should reflect embedded and/or incremental costs; and (iv) distribution companies should offer firm and non-firm standby service. See D.T.E. 02-38-B at 37-38.

D.T.E. 03-121, at 49-51. Although the Department subsequently issued a number of Orders in D.T.E. 02-38,89 the above-listed issues on standby service rates have not been resolved.

As noted above, Article 2.7 of the DOER Settlement provides that no later than six months from the date of merger closing, NSTAR Electric shall petition the Department to open a docket to review NSTAR Electric’s standby rate tariffs with the goal of phasing out Rate SB-G2, Rate SB-G3, and Rate SB-T2 on a revenue-neutral basis. Here, we emphasize that the Department has the authority to set the scope of any such a proceeding. In addition, a

[88]

The Attorney General proposed that the Department direct all electric companies to begin collecting data that would identify on-site generation characteristics to support a separate rate class or classes, or support the inclusion of on-site generation customers in the otherwise applicable rate class in the next cost of service studies used to design standby customers’ rates. D.T.E. 03-121, at 49-50. DOER proposed that NSTAR Electric develop and propose a pilot program that identifies constrained locations in the company’s distribution system that may provide an opportunity for distributed generation to alleviate such constraints. D.T.E. 03-121, at 50.

[89]	See Distributed Generation, D.T.E. 02-38-D (2007); Distributed Generation, D.T.E. 02-38-C (2005); Distributed Generation, D.T.E. 02-38-B (2004).

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settlement between parties cannot dictate the outcome of any future Department proceeding. D.P.U. 09-39, at 275 (a settlement provision seeking to bind the Department’s future review of inchoate business transactions and their effects on rates would be contrary to the public interest).

In meeting the Department’s delegated authority under G.L. c. 164, § 94 to prescribe the rates and prices that utilities may charge, the Massachusetts Supreme Judicial Court has affirmed that those rates and prices must be just and reasonable. Attorney General v. Department of Telecommunications and Energy, 438 Mass. at 264 n.13, citing Attorney General v. Department of Public Utilities, 392 Mass. 262, 265 (1984); Incentive Regulations for Electric and Gas Companies, D.P.U. 94-158, at 42 (1995). Accordingly, any approval of changes to standby rates will require a showing that such changes will result in just and reasonable rates. 90

Regarding fall zone requirements, which is a component of the proceeding contemplated by Article 2.7 of the DOER Settlement, the Department recognizes that appropriate fall zone requirements are important in the siting and interconnection of distributed wind generation. To the extent that NSTAR Electric’s current fall zone requirements may create unnecessary barriers to the installation of wind generation facilities, the reduction of such barriers may benefit the development of these facilities (Exh. DPU-STL-7-1). The Department expects that, pursuant to Article 2.7 of the DOER Settlement, NSTAR Electric will work with DOER to evaluate the fall zone requirements and, will present a comprehensive approach to the requirements in its petition to the Department. Thus, although the DOER/NSTAR Electric evaluation on fall zones has yet to occur, such an evaluation provides an opportunity for benefits to ratepayers and the Commonwealth.

[90]

With the enactment of the GCA and the Department’s recent policy initiatives — such as the development of ratemaking mechanisms to support the optimal deployment of demand resources — issues relating to standby rates will continue to develop.

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Regarding the report on customer upgrades for the interconnection of distributed generation, the Department recognizes that distributed generation — including combined heat and power, wind, solar, and other clean energy resources — is a vital element of the Commonwealth’s efforts in meeting the goals of the GCA, including the RPS, and the GWSA (Exh. DPU-STL-2-28). Providing customers with transparent information about how the interconnection process works — including waiting periods, explanations for required upgrades, and how determinations of needs and cost are made — is necessary to maximize the successful adoption of such distributed resources (Exh. DPU-STL-2-28).91 Therefore, the Department finds that this provision provides a material, if modest, benefit for ratepayers and the Commonwealth.

5.	Hydroelectricity

a.	Introduction

The Settling Parties agree that through December 31, 2016 neither NSTAR Electric nor WMECo shall seek to: (1) satisfy any Massachusetts Class 1 RPS obligation using power supplied by any large hydroelectric facility, defined as greater than 25 MW in size; or (2) sell

[91]

The Department has recently opened a comprehensive investigation into the issues related to the effective integration of distributed generation into the electric marketplace. Investigation into Distributed Generation Interconnection, D.P.U. 11-75-A at 4 (January 23, 2012); see also Investigation into Distributed Generation Interconnection, D.P.U. 11-75, at 1 (2011). This process will lead to the development of an efficient and effective interconnection process that will foster continued growth of distributed generation in Massachusetts. D.P.U. 11-75, at 2-3. Massachusetts RPS Class I RECs into the Massachusetts market for electricity produced by such hydroelectric power (DOER Settlement, Art. 2.5).

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b.	Comments

CLF supports this provision of the DOER Settlement (CLF Comments at 8-9). CLF contends that large hydroelectricity does not need the incentives provided by eligibility for the Massachusetts RPS and that this commitment not to seek Massachusetts RPS eligibility through 2016 removes, at least in the near term, the ability for NSTAR Electric and WMECo to seek modification of the Massachusetts RPS to include large hydroelectricity (CLF Comments at 8-9). ENE also supports this provision and states that large hydroelectric power is an established, mature technology with the ability to compete without being eligible for the Massachusetts RPS (ENE Comments at 3). TEC opposes this provision as speculative (TEC Comments at 7). In addition, TEC believes that the definition of large hydroelectricity is unclear as to whether the 25-MW generating capacity limit refers to a single turbine or multiple turbines at one facility (TEC Comments at 7). TEC asserts that this capacity issue is significant because excluding existing supply for purchase by NSTAR Electric and WMECo is a restraint on competition (TEC Comments at 7).

c.	Analysis

The Department agrees that large hydroelectric facilities employ a mature, established technology that does not require the incentive provided by the RPS in order to compete in the marketplace. In addition, allowing large hydroelectric facilities to be eligible for the Massachusetts RPS could flood the REC market, thereby significantly reducing the value of RECs

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to the detriment of other renewable energy technologies. This settlement provision should help prevent this outcome until at least December 31, 2016. Therefore, the Department finds that this provision benefits ratepayers and the Commonwealth.

6.	Public Outreach Campaign

a.	Introduction

Pursuant to the DOER Settlement, NSTAR Electric will conduct a public outreach campaign informing its customers of the company’s and the Commonwealth’s climate change goals in terms of furthering renewable power procurement, solar power development, energy efficiency program implementation, and other GCA policies (DOER Settlement, Art. 2.1). Upon questioning from the Department, the Joint Petitioners agreed to extend the public outreach campaign statewide (Exh. DPU-STL-1-3). Additionally, the Operating Companies will submit quarterly reports on the public outreach campaign to the Department for 15 months following the merger closing (DOER Settlement, Art. 2.1; Exh. DPU-STL-1-3).

b.	Comments

CLF affirms the importance of requiring NSTAR Electric to conduct a public outreach campaign, noting that this will allay concerns regarding how the merged company will use its enhanced political clout post-merger and may lead to building public support for long-term strategies to ensure reliable and cost-effective energy supply consistent with the GCA and GWSA (CLF Comments at 7). TEC suggests that the public outreach campaign should begin prior to the merger, to ensure information transparency for customers (TEC Comments at 6).

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c.	Analysis

The public outreach effort will be implemented on a statewide basis for all customers of NSTAR Electric, NSTAR Gas, and WMECo, and will involve multiple modes of communications, including print media, bill inserts, the Operating Companies’ websites, and other modes of public communication (DOER Settlement, Art. 2.1; Exhs. DPU-STL-1-2; DPU-STL-1-3).92 The Joint Petitioners further state that the public outreach program will involve very clear, customer-oriented communications developed and designed to promote customer interest and interaction on the ultimate objectives of the GCA and GWSA in reaching a sustainable energy future (Exh. DPU-STL-1-2). The Department finds that an active, state-wide public outreach campaign will benefit ratepayers and the Commonwealth by providing customers with valuable information regarding the merger and the Commonwealth’s energy and climate change goals.

G.	Societal Costs and Effect on Economic Development

1.	Introduction

The Joint Petitioners do not anticipate any layoffs resulting from the merger (Exh. DPU-STL-1-4). Instead, the Joint Petitioners anticipate that personnel reductions will occur through attrition and retirements (Exhs. JP-1 (Supp) at 17; DPU-STL-1-4). These personnel reductions will occur at the holding company level because of the elimination of duplicative and overlapping corporate and administrative functions (Exh. JP-3, at 10). The Joint Petitioners quantified reductions in each of nine principal functional areas based on the percentage

[92]	The Department interprets “other modes of communication” to include the Internet and social media.

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reductions established in the D.T.E. 99-19 study (Exhs. JP-1 (Supp.) at 6; JP-3, at 10). This analysis resulted in an estimated 434 personnel reductions, which was then reduced by 20 percent to account for factors differentiating the Proposed Merger from the BECo/ComEnergy Acquisition, including: (1) maintaining dual headquarters in Boston and Hartford; (2) lack of service territory overlap; and (3) the absence of voluntary severance programs (Exhs. JP-1 (Supp.) at 17; JP-3, at 10). The resulting forecast of potential personnel reductions is approximately 347 positions, which is equal to 16 percent of the Joint Petitioners’ total, combined corporate positions (Exh. JP-3, at 10).

While the Joint Petitioners do not anticipate any layoffs at the Operating Company level, the Settlements contain provisions to cover this circumstance if it should occur (DOER Settlement, Art. 3.2; AG Settlement, Art. II(16); Exh. DPU-STL-1-4). The DOER Settlement states that reductions in the Massachusetts employee work force, and/or the transfer of jobs or workforce functions, must (1) be made on a fair and equitable basis, giving consideration to previous work history, job experience, and qualifications; (2) not be disproportionate to those in other jurisdictions where the merged entity conducts operations ; and (3) not diminish customer service functions or compliance with Department-approved emergency response plans (DOER Settlement, Art. 3.2). The Settlements will also not abridge any collective bargaining rights regarding reductions to work force (DOER Settlement, Art. 3.2; AG Settlement, Art. II(16)). Finally, in the event of a facility closing or employee layoffs by the Operating Companies or the post-merger entity during the term of the Settlements (i.e., merger closing date through December 31, 2015), the Joint Petitioners will provide 30 days’ advance notice to DOER, the Attorney General, the D.P.U. 10-170 service list, and the Department (DOER Settlement, Art. 3.2; AG Settlement, Art. II(16); Exh. DPU-STL-1-4).

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2.	Comments

Local 369 commends the Attorney General and DOER for focusing on the adverse impact that the Proposed Merger could have on customer service and emergency response, on current employees, and on employment in the Commonwealth (Local 369 Comments at 2). Although Local 369 fully supports the settlement provisions regarding customer service and staffing, it argues that many of the terms and requirements in these provisions are inherently vague, capable of varying interpretations, and may prove challenging to enforce (Local 369 Comments at 5). According to Local 369, for mergers to be successful from the perspective of shareholders, corporate management must deliver on the proposed savings and will have significant pressure to reduce staffing levels beyond initial estimates if these savings are not achieved elsewhere or if merger costs exceed current projections (Local 369 Comments at 3-4). Therefore, Local 369 urges the Department to treat these provisions as critical protections for customers and employees alike, to closely monitor compliance, and to readily enforce the provisions if there are violations (Local 369 Comments at 5).

3.	Analysis

The Department has held that proponents of mergers, consolidations, and acquisitions must demonstrate that they have a plan for minimizing the effect of job displacement on employees. D.T.E. 98-27, at 44. Although job redundancies in consolidated systems would impose avoidable costs and thus would be detrimental to ratepayers, the Department has noted that

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the elimination of these redundancies should be accomplished in a way that mitigates the effect on the utility’s employees. D.T.E. 98-27, at 43. The Joint Petitioners will accomplish this mitigation effort by undergoing a detailed process of implementing best practices prior to consolidation of its services companies, then eliminating job redundancies through attrition and retirements, over a five-year period (Exhs. JP-3, at 11; AG-NU-5-2; UWUA-NU-1-4).

While the Settlements contemplate the possibility of layoffs and facility closings, the Joint Petitioners did not propose, and do not currently anticipate, that either of these events will occur (DOER Settlement, Art. 3.2; AG Settlement, Art. II(16); Exh. DPU-STL-1-4). In the event that they do, the Settlements provide some further protection for employees and ratepayers. Moreover, individual employees not selected for a continuing position will be eligible for severance and job placement services (Exh. DPU-STL-5-3). Therefore, we find that the Joint Petitioners have demonstrated that they have a plan for minimizing the effect of any job displacements on employees.

H.	Effect on Competition

1.	Introduction

One of the factors that the Department considers in determining whether a merger is consistent with the public interest is the effect that the merger has on competition. The Joint Petitioners contend that the Proposed Merger will not have any adverse impact on wholesale or retail competition (Joint Petitioners Brief at-27). The Joint Petitioners maintain that NSTAR and NU do not presently compete in any retail markets, that there is no existing geographic overlap among the Operating Companies, and that the merger will not alter the Operating Companies’

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legal and corporate structures (Joint Petitioners Brief at 27). As for wholesale competition, the Joint Petitioners argue that this issue falls within the jurisdiction of FERC, which approved the Proposed Merger on July 6, 2011, and found that it would have no adverse impact on wholesale competition (Joint Petitioners Brief at 28, citing Order Authorizing Merger and Disposition of Jurisdictional Facilities, FERC Docket No. EC-11-35-000, at 21 (“FERC Order”); Joint Petitioners Reply Brief at 55; Exh. DPU-NU-1-41 (Supp.) Att.). Thus, the Joint Petitioners assert that there is no aspect of the Proposed Merger that is anti-competitive or contrary to the Commonwealth’s or the Department’s policies (Joint Petitioners Brief at 109, citing Exh. JJR-1 (Rebuttal) at 4).

2.	Comments

a.	Intervenors

NEPGA and RESA argue that the Department should impose specific conditions on the Proposed Merger to guard against any anti-competitive impacts. NEGPA requests conditions regarding wholesale competition, arguing that the Joint Petitioners should not be allowed to re-enter the generation business beyond levels currently allowed by law, should not be allowed to advocate for changes to the law that would make renewable power from large-scale hydro facilities eligible for RPS, and should consider non-transmission alternatives as part of their transmission planning process (NEPGA Brief at 6-7, 17, 23, 31, 32-33).93 RESA requests conditions regarding retail competition, arguing that the Department should impose conditions for

[93]	PowerOptions, TEC, ENE, and CLF generally agree with some or all of NEPGA’s concerns (PowerOptions Reply Brief at 1-2; TEC Reply Brief at 3, 6-7; ENE Brief at 10-11; CLF Brief at 43-44).

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the Joint Petitioners to: (1) institute a viable purchase of receivables (“POR”) program; (2) provide improved access to customer load data; (3) enhance the customer referral program; (4) expand basic service procurement to seek both wholesale and retail supply options; and (5) implement best practices through a collaborative process (RESA Brief at 1, 7-9, 12-14, 17-23, 24-25, 25-26). In addition, the Compact argues that NSTAR Electric and WMECo should continue to procure and price their basic service loads separately, absent a showing that combined procurement would reduce wholesale supply costs (Compact Brief at 2, 15-16).

b.	Joint Petitioners

In response to NEPGA, the Joint Petitioners argue that they are legally barred from re-entering the generation business by existing law and have no plans to enter the generation business beyond what is currently allowed (Joint Petitioners Brief at 105, citing Exh. ENE-NU-1-5; Tr. 1, at 172, 174-175, 182). The Joint Petitioners contend that prohibiting them from advocating for changes in the law is offensive to public policy and a violation of their First Amendment rights (Joint Petitioners Brief at 110, 115-116). Finally, the Joint Petitioners assert that they are already committed to the regional planning process, and that FERC and ISO-NE are fully capable of addressing regional transmission planning issues (Joint Petitioners Brief at 116-117).

In response to RESA and the Compact, the Joint Petitioners argue that the Operating Companies conduct business with competitive suppliers, their basic service procurements, and their customer referral programs pursuant to established, Department-approved processes that will be unaltered by the merger (Joint Petitioners Brief at 27, 99-100, 101, 119-120). Moreover,

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the Joint Petitioners assert that RESA is a party to the Department’s current POR proceeding, Purchase of Receivables Investigation, D.P.U. 10-53-A (2011), and should raise its POR-related concerns there (Joint Petitioners Brief at 95-96). As for improved access to customer load data, the Joint Petitioners argue that this could lead to deleterious effects for consumers and significant costs for utilities, and that RESA’s concerns have been discussed in other forums, including the Electronic Business Transactions (“EBT”) Working Group (Joint Petitioners Brief at 96-98). Finally, the Joint Petitioners argue that a best practices collaborative would simply be a means of circumventing the structures already in place for implementing changes in competitive supply rules, which include the EBT Working Group and the Department (Joint Petitioners Brief at 103-104).

c.	Analysis

The Department finds that the Proposed Merger will not harm either wholesale or retail competition. As a general matter, the impact of the Proposed Merger on wholesale competition falls under FERC jurisdiction, and FERC has determined that the Proposed Merger will have no effect on wholesale competition (FERC Order at 21, 22-23, 25). Moreover, the Joint Petitioners have not requested to re-enter the generation business, have stated that they have no such plans, and except for certain renewable generation, are legally barred from such action at present. Thus, this issue is not before us, and any changes to the law are a matter for the Legislature, not the Department. With respect to the eligibility of large-scale hydro for the Massachusetts RPS, NSTAR Electric and WMECo have agreed not to seek to satisfy RPS requirements with power supplied by large-scale hydro, or to sell large-scale hydro power into the Massachusetts REC

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market (DOER Settlement, Art. 2.5). As for regional transmission planning, the Department agrees with the Joint Petitioners that ISO-NE and FERC are the appropriate entities to address that issue.

Regarding retail competition, the Proposed Merger does make any changes to the Operating Companies’ legal and corporate structures or their existing business practices. Should the Joint Petitioners seek to combine their Operating Companies in the future, to change their basic service procurement procedures,94 or to change any other practices currently overseen by the Department, they will need Department approval to do so. Finally, we note that the POR program is currently pending before the Department in D.P.U. 10-53, and we have addressed the customer referral issue in Investigation into Terms and Conditions, D.P.U. 09-46 (2009), and addressed improved access to customer load data in regulations and Department-sponsored working groups. Thus, there is no need for us to make any further findings in these matters in this proceeding.

I.	Financial Integrity of the Post-merger Entity

1.	Introduction

The Proposed Merger will create a combined organization with an enterprise value of approximately $18 billion, providing gas and electric distribution services to approximately 3.5 million customers in three states (Exh. JP-1, at 19). The Joint Petitioners state that the combined scope and scale of the merged organization will result in greater financial strength

[94]

The Department also has a pending proceeding regarding changes to basic service procurement for Fitchburg Gas and Electric Light Company, to which RESA is a party. Fitchburg Gas and Electric Light Company, D.P.U. 11-16.

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(Exh. JP-1, at 19). In addition, they state that the merger will allow for greater financial flexibility and liquidity to weather cyclical activity in the utility industry and the economy in general (Exh. JP-1, at 7). Standard & Poor’s credit rating for NU and its operating subsidiaries was BBB+ as of May 16, 2011 (Exh. DPU-NU-1-25-SP01, Att.). Standard & Poor’s credit rating for NSTAR and its operating subsidiaries as of June 28, 2010 was A+ (Exh. DPU-NU-1-25, Att. (b) at 2).

2.	Analysis

The Department has stated that the financial integrity of a company may be one of the factors considered in evaluating a merger petition. D.T.E. 98-128, at 83; D.T.E. 98-31, at 48; Mergers and Acquisitions at 8-9. Pursuant to the Proposed Merger, the surviving entities affecting operations in Massachusetts would be NU, NSTAR Electric, NSTAR Gas, and WMECo (Exh. JP-1, at 8-10, 15). A review of the financial and operating data of the Operating Companies as represented by their annual returns to the Department and the balance sheets provided demonstrates that NSTAR Electric, NSTAR Gas, and WMECo are financially viable companies (Exhs. AG-NU-1-1 (Supp.) Atts. (a), (b), (c); DPU-NU-1-55, Atts. (a)-(c)). The analyses provided by globally recognized ratings agencies95 and the annual reports to shareholders demonstrate that NSTAR and NU are financially viable companies (Exhs. AG-NU-1-4, Atts. (a)-(d); DPU-NU-1-25, Atts. (a)-(f)). Moreover, the financial position of the post-merger entity is likely to be enhanced by the combination of balance sheets and cash flows (Exh. JP-1, at 7, 19). Such an enhancement should result in benefits to ratepayers.

[95]	The Joint Petitioners provided analyses by credit ratings agencies Fitch Ratings, Standard & Poor’s, and Moody’s Investor Services (Exh. DPU-NU-1-25(a)-(f)).

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The announcement of the Proposed Merger resulted in Standard & Poor’s placing NU on a positive credit watch and NSTAR on a negative credit watch by (Exh. DPU-NU-1-25, Att. (f) at 9). Standard & Poor’s issued the negative credit watch for the NSTAR companies as an indication that the ratings agency anticipated lowering the A+ credit rating upon consummation of the merger with an entity with “a weaker financial risk profile” (Exh. DPU-NU-1-25, Att. (f) at 10).

The Department acknowledges the potential downgrade by Standard & Poor’s as well as the credit ratings affirmations of Fitch Ratings and Moody’s. The potential downgrade is mitigated by the strong balance sheet positions of NSTAR Electric and NSTAR Gas,96 which make it unlikely that the NSTAR distribution companies would be seeking debt funding in the near term (Exh. DPU-NU-1-55, Atts. (a), (b)). In addition, there is no evidence that, were it to occur, a downgrade by one ratings agency from A+ to A would have any significant impact on the terms or capacity of borrowing for the NSTAR companies. Accordingly, considering the improved financial strength, the Department finds that the merger would not adversely affect the financial integrity of the combined companies.

[96]	NSTAR Electric and NSTAR Gas had a combined cash position of $11.4 million as of September 30, 2010 (Exh. DPU-NU-1-55(a)-(b)).

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J.	Confirmation of Franchise Rights

1.	Introduction

The Joint Petitioners request confirmation that, following the Proposed Merger, and subject to the settlement terms, NSTAR Electric, NSTAR Gas, and WMECo will continue to hold the franchise rights and obligations respectively held by each of those companies prior to the Proposed Merger, and that further action pursuant to G.L. c. 164, § 21 is not required to consummate the Proposed Merger (AG Settlement Motion at 3; AG Settlement Art. II(1); DOER Settlement Motion at 4-5; see also Exh. JP-1, at 6).

2.	Analysis and Findings

The operative statute limiting the transfer of utility franchises is found in G.L. c. 164, § 21, which states: “A corporation subject to this chapter shall not, except as otherwise expressly provided, transfer its franchise, lease its works or contract with any person, association or corporation to carry on its works, without the authority of the general court” (emphasis added). The Department has determined that the approval of corporate mergers pursuant to Section 96 obviates the need for separate legislative approval under G.L. c. 164, § 21 for the transfer of franchise rights. D.P.U. 09-139, at 33; D.T.E. 99-47, at 65. The Department has stated that an action properly approved under Section 96 would not require separate authorization of the General Court, since the General Court itself authorized the Department to approve such a transaction. D.P.U. 09-139, at 33; D.T.E. 99-47, at 65.

The Department finds that, on the effective day of the merger, NSTAR Electric, NSTAR Gas, and WMECo will each have and enjoy its own existing powers, rights, locations, privileges,

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and franchises, and will be subject to all the associated duties, liabilities, and restrictions. The Department finds that approval of the merger pursuant to Section 96 obviates the need in this case for legislative approval under G.L. c. 164, § 21. D.P.U. 09-139, at 34; D.T.E. 99-47, at 65-66. Accordingly, the Department hereby ratifies and confirms that all the franchise rights and obligations currently held by NSTAR Electric, NSTAR Gas, and WMECo individually shall continue with each company after the consummation of the merger.

K.	Conclusion

The Department has investigated the Proposed Merger and examined the Settlements, which recast the Proposed Merger by providing additional economic, environmental, and transparency benefits. Based on our evaluation of the Proposed Merger and the Settlements, in light of the requirements of Section 96 and in balancing the applicable factors, the Department finds that the Proposed Merger in concert with the Settlements provides net benefits to ratepayers. Accordingly, the Department finds that the Proposed Merger is consistent with the public interest and the merger is approved subject to the provisions specified above.

VI.	ORDER

Accordingly, after notice, hearing, comment, and consideration, it is

ORDERED: That pursuant to G.L. c. 164, §§ 94 and 96, and subject to the terms and conditions in this Order and the Settlements dated February 15, 2012, filed by NSTAR and Northeast Utilities, the Attorney General of the Commonwealth of Massachusetts, and the Department of Energy Resources, it is hereby determined that the merger of NSTAR and Northeast Utilities is consistent with the public interest and is hereby APPROVED;

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FURTHER ORDERED: That upon consummation of the merger, NSTAR Electric Company, NSTAR Gas Company, and Western Massachusetts Electric Company as surviving companies shall each have all rights, powers and privileges, franchises, properties, real, personal, or mixed, and immunities held by each company respectively as are necessary to engage in all the activities of a distribution company in all the cities and towns in which each company was individually engaged immediately prior to the merger; and that further action pursuant to G.L. c. 164, § 21 is not required to consummate the merger; and it is

FURTHER ORDERED: That NSTAR, Northeast Utilities, NSTAR Electric Company, NSTAR Gas Company, and Western Massachusetts Electric Company shall comply with all directives contained in this Order.

By Order of the Department,

/s/
Ann G. Berwick, Chair

/s/
Jolette A. Westbrook, Commissioner

/s/
David W. Cash, Commissioner

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An appeal as to matters of law from any final decision, order, or ruling of the Commission may be taken to the Supreme Judicial Court by an aggrieved party in interest by filing a written petition praying that the Order of the Commission be modified or set aside in whole or in part. Such petition for appeal shall be filed with the Secretary of the Commission within twenty days after the date of service of the decision, order, or ruling of the Commission, or within such further time as the Commission may allow upon request filed prior to the expiration of the twenty days after the date of service of said decision, order, or ruling. Within ten days after such petition has been filed, the appealing party shall enter the appeal in the Supreme Judicial Court sitting in Suffolk County by filing a copy thereof with the Clerk of said Court. G.L. c. 25, § 5.